                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               CORIXA CORPORATION

                       CLEARWATER ACQUISITIONS CORPORATION

                                       AND

                          COULTER PHARMACEUTICAL, INC.


                                   DATED AS OF

                                OCTOBER 15, 2000
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                                TABLE OF CONTENTS
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SECTION ONE...............................................................................   2

1.       THE MERGER.......................................................................   2

         1.1      The Merger..............................................................   2

         1.2      Closing; Effective Time.................................................   2

         1.3      Effect of the Merger....................................................   2

         1.4      Certificate of Incorporation; Bylaws....................................   2

         1.5      Directors and Officers..................................................   3

         1.6      Effect on Capital Stock.................................................   3

         1.7      Surrender of Certificates...............................................   5

         1.8      No Further Ownership Rights in Coulter Common Stock.....................   6

         1.9      Tax Consequences........................................................   7

         1.10     Accounting Treatment....................................................   7

         1.11     Taking of Necessary Action; Further Action..............................   7

         1.12     Withholding.............................................................   7

         1.13     Lost, Stolen or Destroyed Certificates..................................   7

SECTION TWO...............................................................................   7

2.       REPRESENTATIONS AND WARRANTIES OF COULTER........................................   7

         2.1      Organization; Subsidiaries..............................................   8

         2.2      Certificate of Incorporation and Bylaws.................................   8

         2.3      Capital Structure.......................................................   9

         2.4      Authority and Enforceability............................................  10

         2.5      No Conflicts; Required Filings and Consents.............................  11

         2.6      SEC Filings; Coulter Consolidated Financial Statements..................  12

         2.7      Absence of Undisclosed Liabilities......................................  12

         2.8      Absence of Certain Changes..............................................  13

         2.9      Litigation..............................................................  14

         2.10     Permits; Company Products; Regulation...................................  15

         2.11     Title to Property.......................................................  15

         2.12     Intellectual Property...................................................  16
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         2.13     Environmental Matters...................................................  18

         2.14     Taxes...................................................................  19

         2.15     Employee Benefit Plans..................................................  22

         2.16     Employee Matters........................................................  24

         2.17     Material Contracts......................................................  24

         2.18     Interested Party Transactions...........................................  26

         2.19     Insurance...............................................................  26

         2.20     Compliance with Laws....................................................  26

         2.21     Minute Books............................................................  26

         2.22     Brokers' and Finders' Fees..............................................  26

         2.23     Statements; Joint Proxy Statements/Prospectus...........................  26

         2.24     Board Approval..........................................................  27

         2.25     Opinion of Financial Advisor............................................  27

         2.26     Takeover Restrictions Not Applicable....................................  27

         2.27     Representations Complete................................................  28

SECTION THREE.............................................................................  28

3.       REPRESENTATIONS AND WARRANTIES OF CORIXA.........................................  28

         3.1      Organization; Subsidiaries..............................................  28

         3.2      Certificate of Incorporation and Bylaws.................................  29

         3.3      Capital Structure.......................................................  29

         3.4      Authority and Enforceability............................................  30

         3.5      No Conflicts; Required Filings and Consents.............................  31

         3.6      SEC Filings; Corixa Consolidated Financial Statements...................  31

         3.7      Absence of Undisclosed Liabilities......................................  32

         3.8      Absence of Certain Changes..............................................  32

         3.9      Litigation..............................................................  33

         3.10     Permits; Company Products; Regulation...................................  34

         3.11     Title to Property.......................................................  35

         3.12     Intellectual Property...................................................  35
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         3.13     Environmental Matters...................................................  37

         3.14     Taxes...................................................................  38

         3.15     Employee Benefit Plans..................................................  39

         3.16     Employee Matters........................................................  41

         3.17     Material Contracts......................................................  41

         3.18     Interested Party Transactions...........................................  42

         3.19     Insurance...............................................................  42

         3.20     Compliance with Laws....................................................  42

         3.21     Minute Books............................................................  42

         3.22     Brokers' and Finders' Fees..............................................  42

         3.23     Statements; Joint Proxy Statements/Prospectus...........................  43

         3.24     Board Approval..........................................................  43

         3.25     Opinion of Financial Advisor............................................  43

         3.26     Valid Issuance..........................................................  43

         3.27     Representations Complete................................................  44

SECTION FOUR..............................................................................  44

4.       CONDUCT PRIOR TO THE EFFECTIVE TIME..............................................  44

         4.1      Conduct of Business of Coulter..........................................  44

         4.2      Conduct of Business of Corixa...........................................  47

SECTION FIVE..............................................................................  48

5.       ADDITIONAL AGREEMENTS............................................................  48

         5.1      Commercially Reasonable Efforts and Further Assurances..................  48

         5.2      Consents; Cooperation...................................................  49

         5.3      Access to Information...................................................  50

         5.4      Confidentiality.........................................................  51

         5.5      Joint Proxy Statement/Prospectus ; Registration Statement; Other Filings  51

         5.6      Meeting of Coulter Stockholders.........................................  52

         5.7      No Solicitation.........................................................  53

         5.8      Meeting of Corixa Stockholders..........................................  56
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         5.9      Public Disclosure.......................................................  58

         5.10     State Statutes..........................................................  58

         5.11     Listing of Additional Shares............................................  58

         5.12     Coulter Affiliate Agreements............................................  58

         5.13     Indemnification.........................................................  58

         5.14     Filing of Form S-8......................................................  59

         5.15     Employment Matters......................................................  59

         5.16     Board of Directors......................................................  60

SECTION SIX...............................................................................  60

6.       CONDITIONS TO THE MERGER.........................................................  60

         6.1      Conditions to Obligations of Each Party to Effect the Merger............  60

         6.2      Additional Conditions to Obligations of Coulter.........................  61

         6.3      Additional Conditions to the Obligations of Corixa and Merger Sub.......  62
SECTION SEVEN.............................................................................  63

7.       TERMINATION, AMENDMENT AND WAIVER................................................  63

         7.1      Termination.............................................................  63

         7.2      Notice of Termination; Effect of Termination............................  66

         7.3      Fees and Expenses.......................................................  67

         7.4      Amendment...............................................................  69

         7.5      Extension; Waiver.......................................................  69

SECTION EIGHT.............................................................................  69

8.       GENERAL PROVISIONS...............................................................  69

         8.1      No Survival of Representations, Warranties, Pre-Closing Covenants.......  69

         8.2      Notices.................................................................  70

         8.3      Interpretation..........................................................  70

         8.4      Counterparts............................................................  72

         8.5      Entire Agreement; Nonassignability; Parties in Interest.................  72

         8.6      Severability............................................................  72

         8.7      Remedies Cumulative.....................................................  72
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         8.8      Governing Law...........................................................  72

         8.9      Rules of Construction...................................................  73

         8.10     Amendments and Waivers..................................................  73
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                                       v.

                                    EXHIBITS

         Exhibit A -       Form of Certificate of Merger

         Exhibit B -       Form of Affiliate Agreement

         Exhibit C -       Form of Employment Agreements

         Exhibit D -       Form of Promissory Note

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of October 15, 2000, by and among CORIXA CORPORATION, a Delaware corporation ("Corixa"), CLEARWATER ACQUISITIONS CORPORATION, a Delaware corporation and a wholly owned subsidiary of Corixa ("Merger Sub"), and COULTER PHARMACEUTICAL, INC., a Delaware corporation ("Coulter").

                                    RECITALS

         A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), Corixa, Merger Sub and Coulter intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Coulter (the "Merger").

         B. The Board of Directors of Coulter has (i) determined that the Merger is advisable and fair to, and in the best interests of, Coulter and its stockholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) recommended the approval of this Agreement by the stockholders of Coulter.

         C. The Board of Directors of Corixa has (i) determined that the Merger is advisable and fair to, and in the best interests of, Corixa and its stockholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) recommended the approval of the issuance of the shares of Corixa Common Stock (as defined below) in the Merger by the stockholders of Corixa. The Board of Directors of Merger Sub has determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement. The sole stockholder of Merger Sub has approved this Agreement.

         D. Coulter, Merger Sub and Corixa each desire to make certain representations and warranties and other agreements in connection with the Merger.

         E. The parties intend, by executing this Agreement (i) to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code, and (iii) that the Merger be accounted for as a purchase for financial reporting purposes.

         F. In order to induce Corixa to enter into this Agreement and to consummate the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, certain holders of voting capital stock of Coulter are entering into voting agreements and proxies with Corixa (the "Coulter Voting Agreements").

         G. In order to induce Coulter to enter into this Agreement and to consummate the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, certain holders of voting capital stock of Corixa are entering into voting agreements and proxies with Coulter (the "Corixa Voting Agreements").

                                    AGREEMENT

         The parties hereby agree as follows:

                                   SECTION ONE

         1. THE MERGER.

         1.1 THE MERGER. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Coulter, the separate corporate existence of Merger Sub shall cease and Coulter shall continue as the surviving corporation of the Merger. Coulter as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable, and in no event later than three (3) business days, after the satisfaction or waiver of all of the conditions set forth in Section 6 or at such other time as the parties agree (the "Closing Date"). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Certificate of Merger, together with any required officers' certificates, with the Secretary of State of the State of Delaware (the "Delaware Secretary"), in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time"). The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 701 Fifth Avenue, Suite 6500, Seattle, Washington 98104-7043, or at such other location as the parties agree. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Corixa, Merger Sub and Coulter will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

               (a) At the Effective Time, the Certificate of Incorporation of Merger Sub (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

               (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

         1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Coulter shall resign and the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Corixa, Coulter or Merger Sub or any of their respective stockholders, the following shall occur at the Effective Time:

               (a) Conversion of Merger Sub Common Stock. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation (the "Surviving Corporation Common Stock").

               (b) Conversion of Coulter Common Stock. Each share of Common Stock, par value $0.001 per share, of Coulter (the "Coulter Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(c)) shall be automatically converted into 1.003 shares of Common Stock, par value $0.001 per share, of Corixa (the "Corixa Common Stock") (the "Exchange Ratio"). All shares of Coulter Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Coulter Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Corixa Common Stock therefor upon the surrender of such certificate in accordance with Section 1.7, without interest.

               (c) Cancellation of Coulter Common Stock Owned by Corixa or Coulter. At the Effective Time, all shares of Coulter Common Stock that are owned by Coulter as treasury stock and all shares of Coulter Common Stock owned by Corixa or any direct or indirect wholly owned subsidiary of Corixa or of Coulter immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

               (d) Coulter Stock Options.

                  (i) All options to purchase Coulter Common Stock issued and outstanding immediately prior to the Effective Time under the Coulter 1995 Equity Incentive Plan (the "1995 Plan") and the Coulter 1996 Equity Incentive Plan (the "1996 Plan," and, together with the 1995 Plan, the "Coulter Stock Option Plans"), and the Coulter Stock Option

Plans, shall be assumed by Corixa at the Effective Time (the options being assumed being referred to as the "Assumed Options"), and all commitments to issue shares of Coulter Common Stock described in Section 2.8 of the Coulter Disclosure Schedule (the "BLA Bonus Shares") shall be assumed by Corixa (and shall be converted into commitments to issue a number of shares of Corixa Common Stock equal to the number of shares of Coulter Common Stock covered thereby multiplied by the Exchange Ratio, with cash being paid for any fractional share (with respect to the BLA Bonus Shares) based upon the average of the last reported sales prices of the Corixa Common Stock for the twenty (20) consecutive trading days ending on the trading day immediately preceding the Closing Date) (it being understood that notwithstanding the assumption of the Assumed Options and the commitments to issue the BLA Bonus Shares, Corixa shall not be required to issue more shares pursuant to the exercise of the Assumed Options and the performance of the commitments to issue the BLA Shares than are currently reserved under the Coulter Stock Option Plans, as such reserve shall be adjusted based on the Exchange Ratio).

                  (ii) At the Effective Time, the Assumed Options shall, by virtue of the Merger and without any further action at such time on the part of Coulter or the holder thereof, be assumed by Corixa in accordance with this
Section 1.6(d). Each such Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in the respective Coulter Stock Option Plan and any applicable stock option agreement immediately prior to the Effective Time, except that (A) such Assumed Option will be exercisable for that number of whole shares of Corixa Common Stock equal to the product of the number of shares of Coulter Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Corixa Common Stock and (B) the per share exercise price for the shares of Corixa Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Coulter Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                  (iii) It is the intention of the parties that, to the extent practicable, the Assumed Options shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Assumed Options qualified as incentive stock options immediately prior to the Effective Time. As soon as practicable after the Effective Time, Corixa will issue to each person who, immediately prior to the Effective Time was a holder of an Assumed Option, a written document evidencing the foregoing assumption of such Assumed Option by Corixa pursuant to this Section 1.6(d).

               (e) Employee Stock Purchase Plan. At the Effective Time, in accordance with the terms of the Coulter 1996 Employee Stock Purchase Plan (the "Coulter ESPP" and, together with the Coulter Stock Option Plans, the "Coulter Equity Plans"), all rights to purchase shares of Coulter Common Stock under the Coulter ESPP ("Purchase Rights") shall be converted (in accordance with the Exchange Ratio) into rights to purchase shares of Corixa Common Stock and all such converted Purchase Rights shall be assumed by Corixa and the offering periods in effect under the Coulter ESPP immediately prior to the Effective Time shall be continued substantially in accordance with the terms of the Coulter ESPP until the end of the offering periods in effect as of the Effective Time (it being understood that notwithstanding the assumption of the Coulter ESPP, Corixa shall not be required to issue more shares under the Coulter ESPP than are currently reserved and available for issuance thereunder, as such reserve and available share number shall be adjusted based on the Exchange Ratio).

               (f) Adjustments. The Exchange Ratio shall be adjusted to reflect fully the effect of any forward stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Corixa Common Stock or Coulter Common Stock), reorganization, recapitalization or other like change with respect to Corixa Common Stock or Coulter Common Stock occurring or having a record date after the date of this Agreement and prior to the Effective Time.

               (g) Fractional Shares. No fraction of a share of Corixa Common Stock will be issued, but in lieu thereof each holder of shares of Coulter Common Stock who would otherwise be entitled to a fraction of a share of Corixa Common Stock (after aggregating all fractional shares of Corixa Common Stock to be received by such holder) shall receive from Corixa an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the last reported sales prices of the Corixa Common Stock for the twenty (20) consecutive trading days ending on the trading day immediately preceding the Closing Date.

               (h) Unvested Shares. If any shares of Coulter Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Coulter, then the shares of Corixa Common Stock issued in exchange for such shares of Coulter Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and the certificates representing such shares of Corixa Common Stock may accordingly be marked with appropriate legends.

         1.7 SURRENDER OF CERTIFICATES.

               (a) Exchange Agent. ComputerShare Investor Services, LLC shall act as exchange agent (the "Exchange Agent") in the Merger.


               (b) Corixa to Provide Common Stock and Cash. Promptly after the Effective Time, Corixa shall make available to the Exchange Agent for exchange in accordance with this Section 1, through such reasonable procedures as Corixa may adopt, (i) the shares of Corixa Common Stock issuable pursuant to Section 1.6(b) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

               (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Coulter Common Stock, the shares of which were converted into shares of Corixa Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such customary form and have such other customary provisions as Corixa may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Corixa Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Corixa, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Corixa Common Stock and payment in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Corixa Common Stock into which such shares of Coulter Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

               (d) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Corixa Common Stock with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Corixa Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Corixa Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date on or after the Effective Time, payable (but for the provisions of this Section 1.7(e)) with respect to such shares of Corixa Common Stock.

               (f) Transfers of Ownership. If any certificate for shares of Corixa Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such issuance that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Corixa or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Corixa Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Corixa or any agent designated by it that such tax has been paid or is not payable.

         1.8 NO FURTHER OWNERSHIP RIGHTS IN COULTER COMMON STOCK. All shares of Corixa Common Stock issued upon the surrender for exchange of shares of Coulter Common

Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Coulter Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Coulter Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

         1.9 TAX CONSEQUENCES. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. Each party hereto and its affiliates agree to treat the Merger as a reorganization within the meaning of Section 368 of the Code. Each party has consulted with its own tax advisors with regard to the tax consequences of the Merger.

         1.10 ACCOUNTING TREATMENT. For accounting purposes, the business combination to be affected by the Merger is intended to be treated as a purchase.

         1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Coulter, Coulter agrees that the officers and directors of Coulter are fully authorized in the name of Coulter or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

         1.12 WITHHOLDING. Corixa shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Coulter Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign tax laws. To the extent that amounts are so withheld by Corixa, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation.

         1.13 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Corixa Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Corixa may, in its discretion and as a condition precedent to such issuance, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Corixa may reasonably direct as indemnity against any claim that may be made against Corixa or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                   SECTION TWO

         2. REPRESENTATIONS AND WARRANTIES OF COULTER.

            Except as disclosed with appropriate Section references in a document dated as of the date of this Agreement and delivered by Coulter to Corixa prior to the execution and delivery of this Agreement (the "Coulter Disclosure Schedule"), each of which exceptions shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding Section reference and any other representation or warranty to which the relevance of any such exception is reasonably apparent, and in order to induce Corixa and Merger Sub to enter into and perform this Agreement and the other agreements and certificates that are required to be completed and executed pursuant to this Agreement, Coulter represents and warrants to Corixa and Merger Sub as follows in this Section 2:

         2.1 ORGANIZATION; SUBSIDIARIES.

               (a) Coulter and each Subsidiary of Coulter (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation, (ii) has the requisite corporate or other power and authority and all necessary government approvals to own, lease and operate its assets and property and to carry on its business as now being conducted, and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

               (b) A true and complete list of all the Subsidiaries of Coulter is set forth in Exhibit 21 of the Coulter Annual Report on Form 10-K for the fiscal year ended December 31, 1999. Coulter is the owner of all outstanding shares of capital stock of each Subsidiary of Coulter and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of Coulter are owned by Coulter free and clear of all liens, charges, claims, encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiary of Coulter, or otherwise obligating Coulter or any Subsidiary of Coulter to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

               (c) Neither Coulter nor any Subsidiary of Coulter directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than the Subsidiaries of Coulter).

         2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Coulter has delivered or otherwise made available to Corixa a true and correct copy of the Certificate of Incorporation, Bylaws and other charter documents, as applicable, of Coulter and each Subsidiary of Coulter, each as amended to date and as currently in force full and effect. Neither Coulter nor any Subsidiary of Coulter is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

         2.3 CAPITAL STRUCTURE.

               (a) The authorized capital stock of Coulter consists of (i) Thirty Million (30,000,000) shares of Common Stock, par value $.001 per share, of which there were Eighteen Million Eight Hundred Seventy Thousand One Hundred Seventy (18,870,170) shares issued and outstanding as of the close of business on October 13, 2000, and (ii) Three Million (3,000,000) shares of preferred stock, par value $.001 per share ("Coulter Preferred Stock), of which there are no shares issued and outstanding. As of the date of this Agreement, there are no other outstanding shares of capital stock or voting securities of Coulter and no outstanding commitments to issue any shares of capital stock or voting securities of Coulter other than pursuant to the exercise of options and Purchase Rights outstanding as of the date hereof under the Coulter Equity Plans.

               (b) All outstanding shares of Coulter Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or the Bylaws of Coulter or any agreement to which Coulter is a party or by which it is bound. All outstanding shares of Coulter Common Stock were issued in compliance with all applicable federal and state securities laws.

               (c) As of October 13, 2000, Coulter had reserved (i) Three Hundred Thirty Seven Thousand Nine Hundred Sixty (337,960) shares of Coulter Common Stock for issuance to employees and consultants pursuant to the 1995 Plan, (ii) Four Million Eight Hundred Thousand (4,800,000) shares of Coulter Common Stock for issuance to employees and consultants pursuant to the 1996 Plan, and (iii) Three Hundred Fifty Thousand (350,000) shares of Coulter Common Stock for issuance to employees pursuant to the Coulter ESPP and (iv) Two Hundred Thousand (200,000) shares of Coulter Preferred Stock, designated Series A Junior Participating Preferred Stock, for issuance upon exercise of Coulter Rights issued pursuant to the Rights Agreement dated as of July 30, 1997 between Coulter and ChaseMellon Shareholder Services, L.L.C., as rights agent (the "Rights Agreement"). Between October 13, 2000 and the date of this Agreement, Coulter has not issued additional shares or granted additional options under the Coulter Equity Plans except pursuant to the exercise of options outstanding as of October 13, 2000. Section 2.3 of the Coulter Disclosure Schedule sets forth, as of the date of this Agreement, the number of outstanding options to purchase Coulter Common Stock, the number of shares of restricted Coulter Common Stock granted pursuant to the stock grant program, the maximum number of shares of Coulter Common Stock subject to Purchase Rights under the Coulter ESPP, and all other rights to acquire shares of Coulter Common Stock pursuant to the Coulter Equity Plans and the applicable exercise and/or purchase prices. Section 2.3 of the Coulter Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all holders of outstanding options under each of the Coulter Stock Option Plans, including the number of shares of Coulter Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Coulter shall deliver to Corixa an updated Section 2.3 of the Coulter Disclosure Schedule that contains information of the type referred to in the preceding sentence that is current as of a date as close to the Closing Date as is reasonably practicable. All outstanding options to purchase Coulter Common Stock have been duly authorized by the Coulter Board of Directors or a committee thereof, are validly issued, and were issued in compliance with all applicable federal and state securities laws.

               (d) Coulter has not taken any action that would result in the accelerated vesting, exercisability or payment of any options to purchase Coulter Common Stock as a consequence of the execution of, or consummation of the transactions contemplated by, this Agreement. The Merger will not accelerate the vesting, exercisability or payment of Assumed Options or the shares of Corixa Common Stock that will be subject to those options upon Corixa's assumption of the Assumed Options in the Merger.

               (e) Except (i) for the rights created pursuant to this Agreement,
(ii) for or with respect to rights granted under the Coulter Equity Plans, (iii) for Coulter's right to repurchase any unvested shares under the Coulter Stock Option Plans, (iv) for rights outstanding under the Rights Agreement, and (v) as set forth in this Section 2.3, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Coulter or any Subsidiary of Coulter is a party or by which Coulter or any Subsidiary of Coulter is bound relating to the issued or unissued capital stock of Coulter or any Subsidiary of Coulter or obligating Coulter or any Subsidiary of Coulter to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Coulter or any Subsidiary of Coulter or obligating Coulter or any Subsidiary of Coulter to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

               (f) As of the date of this Agreement, there are no contracts, commitments or agreements relating to rights of refusal, co-sale rights or registration rights granted by Coulter with respect to any shares of Coulter capital stock.

               (g) As of the date of this Agreement, there are no contracts, commitments or agreements relating to voting of Coulter's capital stock (i) between or among Coulter and any of its stockholders and (ii) to the knowledge of Coulter, between or among any of Coulter's stockholders, except for the stockholders delivering Irrevocable Proxies (as defined below). True and complete copies of all Coulter Stock Option Plans and forms of stock option agreements thereunder have been made available to Corixa and such Coulter Stock Option Plans and agreements have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such Coulter Stock Option Plans and agreements in any case from the form made available to Corixa.

         2.4 AUTHORITY AND ENFORCEABILITY. Coulter has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to the adoption of this Agreement by Coulter's stockholders. The execution and delivery of this Agreement and the consummation by Coulter of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Coulter, subject only to the adoption of this Agreement by Coulter's stockholders as contemplated by Section 6.1(a), and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the shares of Coulter Common Stock outstanding on the record date set for the Coulter Stockholders' Meeting (as defined in Section 2.23), is the only vote of the holders of any of Coulter's capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby. This Agreement has been duly executed and delivered by Coulter and, assuming due authorization, execution and delivery by Corixa, constitutes the valid and binding obligation of Coulter enforceable against Coulter in accordance with its terms, except as enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

         2.5 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

               (a) The execution and delivery of this Agreement by Coulter does not, and the consummation by Coulter of the transactions contemplated hereby will not, conflict with, or result in a violation of, any provision of the Certificate of Incorporation or Bylaws of Coulter or any Subsidiary of Coulter, as amended to date and as currently in full force and effect. The execution and delivery of this Agreement by Coulter does not, and the consummation by Coulter of the transactions contemplated hereby will not, conflict with, or result in a material violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Coulter or any Subsidiary of Coulter or any of their properties or assets. Section 2.5 of the Coulter Disclosure Schedule lists all consents, waivers and approvals under any of Coulter's or any of its Subsidiaries' material agreements, contracts, licenses, leases or other obligations in effect as of the date of this Agreement required to be obtained in connection with the consummation of the transactions contemplated hereby.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made, at or prior to the Effective Time, by or with respect to Coulter or any Subsidiary of Coulter in connection with the execution and delivery of this Agreement by Coulter or the consummation by Coulter of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), applicable state securities laws and the securities (or related) laws of any foreign country, including the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act, (iii) such filings as may be required under the rules and regulations of Nasdaq, and (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the antitrust laws of any foreign country.

         2.6 SEC FILINGS; COULTER CONSOLIDATED FINANCIAL STATEMENTS.

               (a) Coulter has filed all forms, reports and documents required to be filed by it with the SEC since its initial public offering on January 28, 1997, and has previously made available (including via the SEC Edgar system) to Corixa all such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Coulter may file subsequent to the date hereof) are collectively referred to herein as the "Coulter SEC Reports." Coulter has also made available to Corixa complete (i.e. unredacted) copies of each exhibit to the Annual Report on Form 10-K of Coulter for the year ended December 31, 1999 and any quarterly report filed with the SEC thereafter and prior to the date of this Agreement. As of their respective dates, the Coulter SEC Reports (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto.

               (b) No Subsidiary of Coulter is required to file any form, report or other document with the SEC.

               (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Coulter SEC Reports (collectively, the "Coulter Financials") was or will be prepared in accordance with the United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of Coulter and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments and the absence of certain footnote disclosures).

               (d) Coulter has previously furnished to Corixa complete and correct copies of all amendments and modifications that have not been filed by Coulter with the SEC to all agreements, documents and other instruments that previously had been filed by Coulter with the SEC and are currently in effect.

         2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Coulter SEC Reports filed prior to the date of this Agreement, neither Coulter nor any Subsidiary had at June

30, 2000 or between that date and the date hereof has incurred, any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than those (a) set forth or adequately provided for in the Balance Sheet for the period ended June 30, 2000 (the "Coulter Balance Sheet"), (b) not required to be set forth in the Coulter Balance Sheet under GAAP, (c) incurred in the ordinary course of business since the date of the Coulter Balance Sheet and consistent with past practice, and (d) incurred in connection with the execution of this Agreement.

         2.8 ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or as disclosed in the Coulter SEC Reports filed prior to the date of this Agreement, between June 30, 2000 ( the "Coulter Balance Sheet Date") and the date of this Agreement, there has not been, occurred or arisen any:

               (a) amendments or changes to the Certificate of Incorporation or Bylaws of Coulter or any Subsidiary of Coulter;

               (b) capital expenditure or commitment by Coulter or any Subsidiary of Coulter in any individual amount exceeding $300,000 or, in the aggregate, exceeding $2,000,000;

               (c) destruction of, damage to, or loss of any assets (including intangible assets), business or customer of Coulter or any Subsidiary of Coulter, except to the extent covered by insurance and except for such as would not, individually or in the aggregate exceed $300,000;

               (d) work stoppage or labor strike (or any pending or reasonably anticipated work stoppage or labor strike) or claim of wrongful discharge or other unlawful labor practice or action;

               (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, or any change in policies in making or reversing accruals) by Coulter or any revaluation by Coulter of any of its or any of its Subsidiaries' assets, except as required by GAAP or the rules and regulations promulgated by the SEC;

               (f) declaration, setting aside or payment of a dividend or other distribution in respect to the capital stock of Coulter, or any direct or indirect redemption, purchase or other acquisition by Coulter of any of its capital stock;

               (g) other than changes made in connection with Coulter's annual compensation review, which changes were effective July 1, 2000: (i) increase in the salary or other compensation payable or to become payable by Coulter or any Subsidiary of Coulter to any of its respective officers or directors, (ii) other than in the ordinary course of business or pursuant to written agreements outstanding and made available to Corixa, increase in the salary or other compensation payable or to become payable by Coulter or any Subsidiary of Coulter to any of its respective employees, (iii) the declaration, payment or commitment or obligation of any kind for the payment by Coulter or any Subsidiary of Coulter of a bonus or other additional salary or compensation to any such person, except as otherwise contemplated by this Agreement, or, (iv) other than as set forth in Section 2.16, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights or performance awards), stock purchase or other employee benefit plan;

               (h) sale, lease, license or other disposition of any of the material assets or properties of Coulter or any Subsidiary of Coulter;

               (i) termination or amendment of any material contract, agreement or license (including any distribution agreement) to which Coulter or any Subsidiary of Coulter is a party or by which it is bound;

               (j) loan by Coulter or any Subsidiary of Coulter to any person or entity, or guaranty by Coulter or any Subsidiary of Coulter of any loan, in excess of $25,000, except for (i) relocation, travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (ii) trade payables not in excess of $300,000 in the aggregate and in the ordinary course of business, consistent with past practices;

               (k) waiver or release of any right or claim of Coulter or any Subsidiary, of substantial value, other than in the ordinary course of business;

               (l) notice of any claim of ownership by a third party of Coulter Intellectual Property (as defined below) or of infringement by Coulter or any Subsidiary of Coulter Third Party Intellectual Property Rights (as defined below);

               (m) material change in pricing or royalties set or charged by Coulter or any Subsidiary of Coulter to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Coulter or any Subsidiary of Coulter;

               (n) event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect on Coulter or the Surviving Corporation; or

               (o) agreement by Coulter any Subsidiary or any officer or employee of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (n) (other than negotiations with Corixa and its representatives regarding the transactions contemplated by this Agreement).

         2.9 LITIGATION. Except as disclosed in the Coulter SEC Reports, there is no private or governmental action, suit, proceeding or arbitration (or to the knowledge of Coulter a governmental investigation) pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Coulter, threatened, against Coulter or any Subsidiary of Coulter or any of their respective properties or any of their respective officers or directors (in their capacities as such) which is reasonably likely to result in an injunction or damages payable by Coulter or any Subsidiary of Coulter in excess of $500,000. There is no judgment, decree or order against

Coulter or any Subsidiary of Coulter or any of their respective directors or officers (in their capacities as such) that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

         2.10 PERMITS; COMPANY PRODUCTS; REGULATION.

               (a) Each of Coulter and each Subsidiary of Coulter is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Coulter or that Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Coulter Authorizations"), and no suspension or cancellation of any Coulter Authorization is pending or, to the knowledge of Coulter, threatened. Neither Coulter nor any Subsidiary of Coulter is in material default or material violation of, (i) any laws applicable to Coulter or any Subsidiary of Coulter or by which any material property or asset of Coulter or any Subsidiary of Coulter is bound or affected, or (ii) any Coulter Authorization.

               (b) Except as disclosed in the Coulter SEC Reports filed prior to the date of this Agreement, since January 1, 1998, Coulter has not received any written notices, citations or decisions by any governmental or regulatory body that any material product developed, produced, manufactured, marketed or distributed at any time by Coulter (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. Coulter and each Subsidiary has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the development, design, manufacture, labeling, testing and inspection of the Products and the operation of manufacturing facilities promulgated by the Food and Drug Administration (the "FDA"). Since January 1, 1998, there have been no recalls, field notifications or seizures ordered or, to the knowledge of Coulter, threatened by any such governmental or regulatory body with respect to any of the Products. Except as disclosed in the Coulter SEC Reports filed prior to the date of this Agreement, since January 1, 1998, neither Coulter nor any Subsidiary of Coulter has received a warning letter or Section 305 notice from the FDA.

               (c) Coulter has obtained, in all countries where either Coulter or a Subsidiary of Coulter or any corporate partner thereof is marketing the Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products currently marketed by Coulter or any Subsidiary of Coulter or any corporate partner thereof in such countries. Coulter has made available for examination by Corixa all material information relating to regulation of the Products, including material licenses, registrations, approvals, permits, device listings, inspections, recalls and product actions, audits and ongoing clinical studies.

               (d) To the knowledge of Coulter, there have been no adverse events in any clinical trials conducted by or on behalf of Coulter of such a nature that would be required to be reported to any applicable regulatory authority that have not been so reported to such authority.

         2.11 TITLE TO PROPERTY.

               (a) Coulter and each Subsidiary has good and marketable title to all of its respective material properties, material interests in properties and material assets, real and personal, reflected in the Coulter Balance Sheet or acquired after the Coulter Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Coulter Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in such leased properties and assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens related to current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing debt that is reflected on the Coulter Balance Sheet. The plants, property and equipment of Coulter and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Coulter and its Subsidiaries are reflected in the Coulter Balance Sheet to the extent GAAP require the same to be reflected. Section 2.11(a) of the Coulter Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Coulter and by each Subsidiary of Coulter. Such leases are in good standing and are valid and effective in accordance with their respective terms (except as enforcement thereof may be limited by (X) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (Y) the exercise by courts of equity powers), and there is not under any such leases any existing material default or material event of default (or event that with notice or lapse of time, or both, would constitute a material default).

               (b) All material equipment owned or leased by Coulter and its Subsidiaries is, taken as a whole, (i) adequate for the conduct of Coulter's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

         2.12 INTELLECTUAL PROPERTY.

               (a) Coulter and each of its Subsidiaries owns all right, title and interest in and to, or is licensed to use or otherwise possesses the rights under, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, copyrights and any applications for any of the foregoing, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and other intangible proprietary information or material ("Intellectual Property") that are used in the business of Coulter or any Subsidiary of Coulter as currently conducted by Coulter or any Subsidiary of Coulter (the "Coulter Intellectual Property").

               (b) Section 2.12 of the Coulter Disclosure Schedule lists (i) all material patents and patent applications and all material registered and unregistered trademarks, trade names and service marks, and registered copyrights and domain names, included in the Coulter Intellectual Property that are owned or purported to be owned by Coulter or any Subsidiary of

Coulter, including the jurisdictions in which each such Coulter Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Coulter or any Subsidiary of Coulter is a party and pursuant to which any person is authorized to use any material Coulter Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which Coulter or any Subsidiary of Coulter is a party and pursuant to which Coulter or any Subsidiary of Coulter is authorized to use any third-party patents, trademarks or copyrights, including software (third-party patents, trademarks and copyrights, including software, being used by Coulter or any Subsidiary of Coulter being referred to in this Agreement as "Coulter Third-Party Intellectual Property Rights"). Neither Coulter nor any Subsidiary of Coulter nor, to the knowledge of Coulter, any third party is in material violation of any license, sublicense or agreement described in Section 2.12 of the Coulter Disclosure Schedule. The execution and delivery of this Agreement by Coulter and the consummation by Coulter of the transactions contemplated hereby will neither cause Coulter or any Subsidiary of Coulter to be in material violation or material default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. To the knowledge of Coulter, Coulter is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens), the Coulter Intellectual Property purported to be owned by Coulter, and, subject to any license agreements to which Coulter is a party and pursuant to which Coulter licenses others to use any such Coulter Intellectual Property, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which such Coulter Intellectual Property is being used.

               (c) To the knowledge of Coulter, there is no unauthorized use, disclosure, infringement or misappropriation of any Coulter Intellectual Property rights, by any third party, including any employee or former employee of Coulter or any Subsidiary of Coulter. Neither Coulter nor any Subsidiary of Coulter has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or agreements for the sale, license or distribution of any Coulter Intellectual Property or products containing Coulter Intellectual Property arising in the ordinary course of business.

               (d) Except as disclosed in Section 2.5 of the Coulter Disclosure Schedule with respect to third party consents, neither Coulter nor any Subsidiary of Coulter is or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Coulter Intellectual Property.

               (e) All patents, registered trademarks, service marks and copyrights held by Coulter or any Subsidiary of Coulter are valid and subsisting and there is no assertion or claim pending challenging the validity of any Coulter Intellectual Property owned by Coulter or a Subsidiary of Coulter. Coulter is not being sued in any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, nor, to the knowledge of Coulter, is any such suit, action or proceeding being threatened against Coulter or any of its Subsidiaries. Neither the conduct of the business of Coulter and each Subsidiary of Coulter as currently conducted nor the development, manufacture, sale, licensing or use of any of the products of Coulter or any Subsidiary of Coulter as now developed, manufactured, sold, licensed or used infringes on, in any way, any license, trademark, trademark right, trade name, trade name right, valid patent, valid patent right, industrial model, invention, service mark, domain name or copyright of any third party. No third party is challenging the ownership by Coulter or any Subsidiary of Coulter, or the validity or effectiveness of, any of the Coulter Intellectual Property owned by Coulter or a Subsidiary of Coulter. Neither Coulter nor any Subsidiary of Coulter is bringing any action, suit or proceeding for infringement of Coulter Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending or threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Coulter or any Subsidiary of Coulter, except such as may have been commenced by Coulter or any Subsidiary of Coulter.

               (f) Each Coulter Participating Developer (as defined below) has signed an intellectual property assignment agreement that legally, fully and effectively transfers to Coulter any and all right, title and interest which the named Coulter Participating Developer may have or acquire in and to the Coulter Intellectual Property. "Coulter Participating Developer" means any employee or consultant of Coulter who contributed and/or is contributing to the creation or development of material Coulter Intellectual Property.

               (g) Coulter has taken all commercially reasonable steps to protect and preserve the confidentiality of all Coulter Intellectual Property not otherwise protected by patents, patent applications or copyright ("Coulter Confidential Information"). Each of Coulter and its Subsidiaries has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Coulter's standard forms.

         2.13 ENVIRONMENTAL MATTERS.

               (a) The following terms shall be defined as follows:

                  (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as each may be amended from time to time, that are intended to ensure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; or that regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or that are intended to ensure the protection, safety and good health of employees, workers or other persons, including the public.

                  (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products, including crude oil and any fractions thereof; natural gas, synthetic gas and any mixtures thereof; radon; and asbestos.

                  (iii) "Property" shall mean all real property leased or owned by Coulter or its Subsidiaries either currently or in the past.

                  (iv) "Facilities" shall mean all buildings and improvements on the Property of Coulter or its Subsidiaries.

               (b) To the knowledge of Coulter, (i) all Hazardous Materials and wastes used or generated at the Facilities have been disposed of in accordance with all Environmental and Safety Laws; (ii) since January 1, 1998, neither Coulter nor any of its Subsidiaries has received any written notice of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iii) no notices, administrative actions or suits are pending or, to the knowledge of Coulter, threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (iv) to the knowledge of Coulter, neither Coulter nor its Subsidiaries are a potentially responsible party within the meaning of the federal Comprehensive Environmental Response, Compensation and Liability Act, or any state analog statute (including the Comprehensive Environmental Clean-up and Responsibility Act Sections 75-10-701 through 752 MCA); (v) to the knowledge of Coulter, there has not been in the past, and is not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Facilities or Property (including soils and surface and ground waters that reasonably are expected to give rise to liability under Environmental and Safety Laws); (vi) to the knowledge of Coulter, there have not been in the past, and are not now, any underground treatment or storage tanks, sumps or water, gas or oil wells at, on or under the Property; (vii) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (viii) with the exception of formaldehyde used by Coulter or its Subsidiaries in the conduct of their research, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (ix) the Facilities and Coulter's and its Subsidiaries uses and activities therein have at all times been in material compliance with all Environmental and Safety Laws; and (x) neither Coulter nor any of its Subsidiaries is liable for any off-site contamination under any Environmental and Safety Laws.

         2.14 TAXES.


               (a) For purposes of this Section 2.14 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                  (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in Clause (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in Clause (A) or (B) as a result of any obligations to indemnify another person.

                  (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns, including any schedule or attachment thereto and any amendments thereof, required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

               (b) All Returns required to be filed by or on behalf of Coulter or any Subsidiary of Coulter have been duly filed on a timely basis (including any extensions of due dates) and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Coulter or any Subsidiary of Coulter under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Coulter or any Subsidiary of Coulter with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Coulter and each Subsidiary of Coulter has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of Coulter or any Subsidiary of Coulter with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Coulter or that Subsidiary of Coulter is contesting in good faith through appropriate proceedings. Neither Coulter nor any Subsidiary of Coulter has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired, other than a group of which Coulter is the parent corporation.

               (c) The amount of Coulter's and any of Coulter's Subsidiaries' liabilities for unpaid Taxes for all periods through the date of the Coulter Financials do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Coulter Financials, and the Coulter Financials properly accrue, in accordance with GAAP, all liabilities for Taxes of Coulter and its Subsidiaries payable after the date of the Coulter Financials attributable to transactions and events occurring prior to such date. No liability for Taxes of

Coulter or any Subsidiary of Coulter has been incurred (or prior to Closing will be incurred) between such date and the date of this Agreement other than in the ordinary course of business.

               (d) Coulter has furnished or made available to Corixa true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Coulter or any Subsidiary of Coulter relating to Taxes and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Coulter and its Subsidiaries for all periods since January 1, 1998. All material elections with respect to Taxes affecting Coulter or any Subsidiary of Coulter as of the date hereof that are not reflected in such tax returns are set forth in Section 2.14 of the Coulter Disclosure Schedule.

               (e) No audit of the Returns of or including Coulter and its Subsidiaries by a Governmental Entity or taxing authority is in process, or, to the knowledge of Coulter, threatened (either in writing or verbally, formally or informally). No deficiencies exist or are being asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Coulter or any of its Subsidiaries and, since January 1, 1998, Coulter has not received written notice nor does it expect to receive any such notice that it or any of its Subsidiaries has not filed a Return or paid Taxes required to be filed or paid. Neither Coulter nor any Subsidiary of Coulter is a party to any action or proceeding for assessment or collection of Taxes nor has such event been asserted or threatened (either in writing or verbally)against Coulter, any Subsidiary of Coulter or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Coulter or any Subsidiary of Coulter. There are no Tax rulings, requests for rulings or closing agreements relating to Coulter or any Subsidiary of Coulter that would reasonably be expected to affect the liability for Taxes or the amount of taxable income of Coulter or any Subsidiary of Coulter for any period (or portion of a period) after the date hereof. Coulter and each Subsidiary of Coulter has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of applicable state tax laws. Any adjustment of Taxes of Coulter or any Subsidiary of Coulter made by the Internal Revenue Service (the "IRS") in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

               (f) Coulter and its Subsidiaries are not (nor have they ever been) parties to any tax sharing agreement.

               (g) Coulter is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Coulter is not a "consenting corporation" under Section 341(f) of the Code. Neither Coulter nor any Subsidiary of Coulter has entered into any compensatory agreements with respect to the performance of services, which payment thereunder would result in a nondeductible expense to Coulter or to such Subsidiary pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section

4999 of the Code. Neither Coulter nor any Subsidiary of Coulter has agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Section 481(a) of the Code by reason of a change in accounting method, and Coulter and each Subsidiary of Coulter will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which Coulter or such Subsidiary of Coulter received the economic benefit prior to the Closing Date. Neither Coulter nor any Subsidiary of Coulter is, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations thereunder. Since January 1, 1998, neither Coulter nor any Subsidiary of Coulter has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

               (h) All Assumed Options that Coulter has treated as incentive stock options under Section 421 of the Code meet the requirements of Section 422 of the Code.

         2.15 EMPLOYEE BENEFIT PLANS.

               (a) "Coulter Employee Plans" means all of the following that are in effect or under which there are remaining obligations of Coulter or any Subsidiary of Coulter as of the date of this Agreement with respect to Coulter, each Subsidiary of Coulter and any trade or business (whether or not incorporated) which is treated as a single employer with Coulter (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a nonofficer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $100,000 and all severance agreements with any of the directors, officers or employees of Coulter or its Subsidiaries (other than, in each case, any such contract or agreement that is terminable by Coulter or any Subsidiary of Coulter at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit-sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Coulter or any Subsidiary of Coulter and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Coulter or any Subsidiary of Coulter of greater than $500,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Coulter or any Subsidiary of Coulter. Coulter has furnished or made available to Corixa a copy of each of the Coulter Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, that is in writing and has, with respect to each Coulter Employee Plan that is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years with respect to which the applicable filing deadline has occurred.

With respect to each Coulter Employee Plan that is not in writing, Coulter has provided a summary of such plan's material terms. Each Coulter Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the IRS for such a determination letter with respect to which the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has expired. Coulter has also furnished or made available to Corixa the most recent IRS determination letter issued with respect to each such Coulter Employee Plan, and nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Coulter Employee Plan subject to Section 401(a) of the Code.

               (b) (i) None of the Coulter Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person except to the extent required by applicable federal or state law; (ii) there has not been any "prohibited transaction," as such term is defined in
Section 406 of ERISA and Section 4975 of the Code, with respect to any Coulter Employee Plan; (iii) each Coulter Employee Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Coulter and each Subsidiary of Coulter or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, and are not in material default under or in material violation of, any of the Coulter Employee Plans;
(iv) neither Coulter nor any Subsidiary of Coulter or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Coulter Employee Plans; (v) all contributions required to be made by Coulter or any Subsidiary of Coulter or ERISA Affiliate to any Coulter Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Coulter Employee Plan for the current plan years; (vi) with respect to each Coulter Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty
(30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) or any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vii) no Coulter Employee Plan is covered by, and neither Coulter nor any Subsidiary of Coulter or ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of, Title IV of ERISA in connection with the termination of, or an employer's withdrawal from, any Coulter Employee Plan or other retirement plan or arrangement, or under Section 412 of the Code; (viii) Coulter and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act (the "WARN Act") and, to the knowledge of Coulter, no fact or event exists as of the date of this Agreement that would reasonably be expected to give rise to liability under the WARN Act; and (ix) no compensation paid or payable to any employee of Coulter or any Subsidiary of Coulter has been, or will be, nondeductible by reason of application of Section 162(m) of the Code. With respect to each Coulter Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Coulter has prepared in all material respects in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Coulter Employee Plan. No suit, administrative proceeding, action or other litigation is being brought or, to the knowledge of Coulter, is threatened against, or with respect to, any such Coulter Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Coulter nor any Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in
Section 3(37) of ERISA.

               (c) With respect to each Coulter Employee Plan, Coulter and each Subsidiary has complied in all material respects with (i) the applicable health-care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, and (iii) the applicable notice requirements under the Health Insurance Portability and Accountability Act of 1996 and the temporary regulations thereunder.

               (d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Coulter, any Subsidiary of Coulter or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits (except as required under Section 411(d)(3) of the Code), or increase the amount of compensation due any such employee or service provider.

               (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Coulter, any Subsidiary of Coulter or other ERISA Affiliate relating to, or change in participation or coverage under, any Coulter Employee Plan that would increase the expense of maintaining such Coulter Employee Plan above the level of expense incurred with respect to that Coulter Employee Plan for the most recent fiscal year included in the Coulter Financials.

               (f) Neither Coulter nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or their related qualifying beneficiaries.

         2.16 EMPLOYEE MATTERS. Coulter and each of its Subsidiaries are in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no material pending claims against Coulter or any of its Subsidiaries under any workers compensation plan or policy or for long-term disability. There is no pending strike, lockout, work slowdown or work stoppage involving Coulter or any of its Subsidiaries and any of their respective employees. Neither Coulter nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Coulter or any of its Subsidiaries know of any activities or proceedings of any labor union or other group to organize any such employees.

         2.17 MATERIAL CONTRACTS. Except as otherwise set forth in the Coulter SEC Reports filed prior to the date of this Agreement, neither Coulter nor any of its Subsidiaries is a party to or is bound by any of the following as of the date of this Agreement:

               (a) any employment or consulting agreement, contract or commitment with any employee or member of the Coulter Board of Directors, other than those that are terminable by Coulter or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Coulter's or any of its Subsidiaries' ability to terminate employees at will;

               (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (c) any agreement of indemnification or any guaranty with or for the benefit of any officer or director of Coulter;

               (d) any agreement, contract or commitment that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Coulter or any Subsidiary of Coulter, any acquisition of property by Coulter or any Subsidiary of Coulter or the overall conduct of business by Coulter or any Subsidiary of Coulter as currently conducted or as proposed to be conducted by Coulter or by any Subsidiary, or under which Coulter or any Subsidiary of Coulter is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market;

               (e) any agreement, contract or commitment providing for the disposition or acquisition (by license or otherwise) by Coulter or any of its Subsidiaries after the date of this Agreement of any assets not in the ordinary course of business or pursuant to which Coulter has any ownership interest in any corporation, partnership, joint venture or other business enterprise other than its Subsidiaries;

               (f) any joint marketing or development agreement under which Coulter or any of its Subsidiaries have continuing obligations to jointly market any product, technology or service and that may not be canceled without material penalty upon ninety (90) days' or less notice, or any agreement pursuant to which Coulter or any of its Subsidiaries have continuing obligations to jointly develop any intellectual property that will not be owned by Coulter or any of its Subsidiaries and that may not be canceled without material penalty upon ninety (90) days' or less notice;

               (g) any agreement, contract or commitment to license any third party to manufacture or reproduce any Coulter or Subsidiary product, service or technology; or

               (h) any other agreement, contract or commitment that would constitute a "material contract" under Item 601 of Regulation S-K.

         Neither Coulter nor any of its Subsidiaries nor, to the knowledge of Coulter any other party to a Coulter Contract (as defined below) is in material breach, violation or default under, and neither Coulter nor any of its Subsidiaries has received notice that it is in material breach, violation or default under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Coulter or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Coulter Disclosure Schedule pursuant to clauses (a) through (h) above or pursuant to
Section 2.12 (any such agreement, contract or commitment, a "Coulter Contract") in such a manner as would permit any other party to cancel or terminate any such Coulter Contract, or would reasonably be expected to entitle any other party to obtain material damages or other material remedies.

         2.18 INTERESTED PARTY TRANSACTIONS. Neither Coulter nor any Subsidiary of Coulter is indebted to any director, officer, employee or agent of Coulter or any Subsidiary of Coulter (except for amounts due as normal salaries and bonuses and other employee benefits and in reimbursement of ordinary expenses), and no such person is indebted to Coulter or any Subsidiary of Coulter.

         2.19 INSURANCE. Coulter and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Coulter and its Subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Coulter and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Coulter has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

         2.20 COMPLIANCE WITH LAWS. Each of Coulter and its Subsidiaries has complied in all material respects with, is not in material violation of, and, since January 1, 1998, has not received any notices of material violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business or the ownership or operation of its business.

         2.21 MINUTE BOOKS. The minute books of Coulter and each of its Subsidiaries made available to Corixa contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Coulter and the respective Subsidiary through the date of this Agreement.

         2.22 BROKERS' AND FINDERS' FEES. Other than Deutsche Banc Alex. Brown (the "Coulter Financial Advisor"), Coulter has not incurred, nor will it incur, directly or indirectly, any liability for brokers' or finders' fees, agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby. Coulter has previously furnished to Corixa a complete and correct copy of all agreements between Coulter and the Coulter Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

         2.23 STATEMENTS; JOINT PROXY STATEMENTS/PROSPECTUS. The information supplied by Coulter for inclusion in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Coulter for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Coulter and Corixa in connection with the meeting of Coulter's stockholders to consider the adoption of this Agreement (the "Coulter Stockholders' Meeting") and the meeting of Corixa's stockholders to consider approval of the issuance of the shares of Corixa Common Stock (the "Corixa Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Coulter's stockholders or Corixa's stockholders, respectively, or at the time of the Coulter Stockholders' Meeting or the Corixa Stockholders' Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Coulter Stockholders' Meeting or the Corixa Stockholders' Meeting, respectively, which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Coulter or any of its affiliates, officers or directors should be discovered by Coulter that is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Coulter shall promptly so inform Corixa. Notwithstanding the foregoing, Coulter makes no representation or warranty with respect to any information supplied by Corixa that is contained in any of the foregoing documents.

         2.24 BOARD APPROVAL. The Coulter Board of Directors (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and in the best interests of the stockholders of Coulter and is on terms that are fair to such stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by Coulter and unanimously approved this Agreement and the Merger, and (c) unanimously recommended that the stockholders of Coulter adopt this Agreement.

         2.25 OPINION OF FINANCIAL ADVISOR. Coulter has received a written or verbal opinion of the Coulter Financial Advisor on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the stockholders of Coulter from a financial point of view. Coulter will promptly, after the date of this Agreement, deliver a copy of the written opinion of the Coulter Financial Advisor to Corixa for informational purposes only.

         2.26 TAKEOVER RESTRICTIONS NOT APPLICABLE. The Coulter Board of Directors has adopted, approved and found advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, and such adoptions, approvals and findings (together with a fully executed amendment to the Rights Agreement, a copy of which has been delivered to Corixa prior to the date of this Agreement) are sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of Delaware Law, the Rights Agreement, and all related rights issued thereunder. No other "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation or similar law, or any other provision of Coulter's Certificate of Incorporation or Bylaws, applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

         2.27 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Coulter herein or in any Schedule hereto, including the Coulter Disclosure Schedule, or certificate furnished by Coulter pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                  SECTION THREE

         3. REPRESENTATIONS AND WARRANTIES OF CORIXA.

         Except as disclosed with appropriate Section references in a document dated as of the date of this Agreement and delivered by Corixa to Coulter prior to the execution and delivery of this Agreement (the "Corixa Disclosure Schedule"), each of which exceptions shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding Section reference and any other representation or warranty to which the relevance of any such exception is reasonably apparent, and in order to induce Coulter to enter into and perform this Agreement and the other agreements and certificates that are required to be completed and executed pursuant to this Agreement, Corixa and Merger Sub represent and warrant to Coulter as follows in this Section 3:

         3.1 ORGANIZATION; SUBSIDIARIES.

               (a) Corixa and each Subsidiary of Corixa (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation, (ii) has the requisite corporate or other power and authority and all necessary government approvals to own, lease and operate its assets and property and to carry on its business as now being conducted, and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. Merger Sub is a direct, wholly owned subsidiary of Corixa, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

               (b) A true and complete list of all the Subsidiaries of Corixa is set forth in Exhibit 21 of the Corixa Annual Report on Form 10-K for the fiscal year ended December 31, 1999. Corixa is the owner of all outstanding shares of capital stock of each Subsidiary of Corixa and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of Corixa are owned by Corixa free and clear of all liens, charges, claims, encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiary of Corixa, or otherwise obligating Corixa or any Subsidiary of Corixa to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

               (c) Neither Corixa nor any Subsidiary of Corixa directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than the Subsidiaries of Corixa).

         3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Corixa has delivered or otherwise made available to Coulter a true and correct copy of the Certificate of Incorporation, Bylaws and other charter documents, as applicable, of Corixa and each Subsidiary of Corixa, each as amended to date and as currently in force full and effect. Neither Corixa nor any Subsidiary of Corixa is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

         3.3 CAPITAL STRUCTURE.

               (a) The authorized capital stock of Corixa consists of One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share, of which there were Twenty One Million Seventy Three Thousand Eight Hundred and Sixteen (21,073,816) shares issued and outstanding as of October 13, 2000, and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share, of which Fifty Thousand (50,000) shares have been designated Series A Preferred Stock and Twelve Thousand Five Hundred (12,500) shares of such Series A Preferred Stock were issued and outstanding as of October 13, 2000. As of the date of this Agreement, there are no other outstanding shares of capital stock or voting securities of Corixa and no outstanding commitments to issue any shares of capital stock or voting securities of Corixa other than pursuant to the exercise of options and purchase rights outstanding as of the date hereof under the Amended and Restated 1994 Stock Option Plan, the 1997 Directors' Stock Option Plan and the Corixa 1997 Employee Stock Purchase Plan (such plans being referred to in this Agreement as the "Corixa Equity Plans").

               (b) All outstanding shares of Corixa Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or the Bylaws of Corixa or any agreement to which Corixa is a party or by which it is bound. All outstanding shares of Corixa Common Stock were issued in compliance with all applicable federal and state securities laws.

               (c) As of October 13, 2000, Corixa had reserved (i) Six Million One Hundred Seventy Five Thousand Fifty (6,175,050) shares of Corixa Common Stock for issuance to employees, consultants and members of the board of directors pursuant to the Amended and Restated 1994 Stock Option Plan and the 1997 Directors' Stock Option Plan, and (ii) One Hundred Fifty Six Thousand Seven Hundred Thirteen (156,713) shares of Corixa Common Stock for issuance to employees pursuant to the Corixa 1997 Employee Stock Purchase Plan. Between October 13, 2000, and the date of this Agreement, Corixa has not issued additional shares or granted additional options under the Corixa Equity Plans except pursuant to the exercise of options outstanding as of October 13, 2000. All outstanding options to purchase Corixa Common Stock have been duly authorized by the Corixa Board of Directors or a committee thereof, are validly issued, and were issued in compliance with all applicable federal and state securities laws.

               (d) Except (i) for the rights created pursuant to this Agreement,
(ii) for or with respect to rights granted under the Corixa Equity Plans, (iii) for Corixa's right to repurchase any unvested shares under the Corixa Stock Option Plans, and (iv) as set forth in this Section 3.3, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Corixa or any Subsidiary of Corixa is a party or by which Corixa or any Subsidiary of Corixa is bound relating to the issued or unissued capital stock of Corixa or any Subsidiary of Corixa or obligating Corixa or any Subsidiary of Corixa to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Corixa or any Subsidiary of Corixa or obligating Corixa or any Subsidiary of Corixa to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

         3.4 AUTHORITY AND ENFORCEABILITY. Corixa and Merger Sub each has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of this Agreement and the Merger by the sole stockholder of Merger Sub and the approval of the issuance of the shares of Corixa Common Stock in the Merger by Corixa's stockholders. The execution and delivery of this Agreement and the consummation by Corixa and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Corixa and Merger Sub, subject only to the approval of this Agreement and the Merger by the sole stockholder of Merger Sub and the approval of the issuance of the shares of Corixa Common Stock in the Merger by Corixa's stockholders as contemplated by Section 6.1(a), and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the shares of Corixa Common Stock and Corixa Series A Preferred Stock, voting together as a single class, voting at the Corixa Stockholders' Meeting (as defined in Section 2.23), is the only vote of the holders of any of Corixa's capital stock necessary to approve the issuance of the shares of Corixa Common Stock in the Merger and to approve the transactions contemplated hereby (it being understood that no separate vote of any class of capital stock other than the vote described above is necessary to approve the issuance of the shares of Corixa Common Stock in the Merger or to approve the transactions contemplated hereby). This Agreement has been duly executed and delivered by Corixa and Merger Sub and, assuming due authorization, execution and delivery by Coulter, constitutes the valid and binding obligation of Corixa and Merger Sub enforceable against Corixa and Merger Sub in accordance with its terms, except as enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

         3.5 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

               (a) The execution and delivery of this Agreement by Corixa and Merger Sub does not, and the consummation by Corixa and Merger Sub of the transactions contemplated hereby will not, conflict with, or result in a violation of, any provision of the Certificate of Incorporation or Bylaws of Corixa or any Subsidiary of Corixa, as amended to date and as currently in full force and effect. The execution and delivery of this Agreement by Corixa and Merger Sub does not, and the consummation by Corixa and Merger Sub of the transactions contemplated hereby will not, conflict with, or result in a material violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Corixa or any Subsidiary of Corixa or any of their properties or assets. Section 3.5 of the Corixa Disclosure Schedule lists all consents, waivers and approvals under any of Corixa's or any of its Subsidiaries' material agreements, contracts, licenses, leases or other obligations in effect as of the date of this Agreement required to be obtained in connection with the consummation of the transactions contemplated hereby.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained or made, at or prior to the Effective Time, by or with respect to Corixa or any Subsidiary of Corixa in connection with the execution and delivery of this Agreement by Corixa or Merger Sub or the consummation by Corixa or Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Exchange Act, the Securities Act, applicable state securities laws and the securities (or related) laws of any foreign country, including the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) such filings as may be required under the rules and regulations of Nasdaq, and (iv) such filings as may be required under the HSR Act, and the antitrust laws of any foreign country.

         3.6 SEC FILINGS; CORIXA CONSOLIDATED FINANCIAL STATEMENTS.

               (a) Corixa has filed all forms, reports and documents required to be filed by it with the SEC since October 2, 1997, and has previously made available (including via the SEC Edgar system) to Coulter all such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Corixa may file subsequent to the date hereof) are collectively referred to herein as the "Corixa SEC Reports." Corixa has also made available to Coulter complete (i.e. unredacted) copies of each exhibit to the Annual Report on Form 10-K of Corixa for the year ended December 31, 1999 and any quarterly report filed with the SEC thereafter and prior to the date of this Agreement. As of their respective dates, the Corixa SEC Reports (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto.

               (b) No Subsidiary of Corixa is required to file any form, report or other document with the SEC.

               (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Corixa SEC Reports (collectively, the "Corixa Financials") was or will be prepared in accordance with the United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of Corixa and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments and the absence of certain footnote disclosures).

               (d) Corixa has previously furnished to Coulter complete and correct copies of all amendments and modifications that have not been filed by Corixa with the SEC to all agreements, documents and other instruments that previously had been filed by Corixa with the SEC and are currently in effect.

         3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Corixa SEC Reports filed prior to the date of this Agreement, neither Corixa nor any Subsidiary had at June 30, 2000 or between that date and the date hereof has incurred, any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than those (a) set forth or adequately provided for in the Balance Sheet for the period ended June 30, 2000 (the "Corixa Balance Sheet"), (b) not required to be set forth in the Corixa Balance Sheet under GAAP, (c) incurred in the ordinary course of business since the date of the Corixa Balance Sheet and consistent with past practice, and (d) incurred in connection with the execution of this Agreement.

         3.8 ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or as disclosed in the Corixa SEC Reports filed prior to the date of this Agreement, between June 30, 2000 ( the "Corixa Balance Sheet Date") and the date of this Agreement, there has not been, occurred or arisen any:

               (a) amendments or changes to the Certificate of Incorporation or Bylaws of Corixa or any Subsidiary of Corixa;

               (b) destruction of, damage to, or loss of any assets (including intangible assets), business or customer of Corixa or any Subsidiary of Corixa, except to the extent covered by insurance and except for such as would not, individually or in the aggregate exceed $300,000;

               (c) work stoppage or labor strike (or any pending or reasonably anticipated work stoppage or labor strike) or claim of wrongful discharge or other unlawful labor practice or action;

               (d) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, or any change in policies in making or reversing accruals) by Corixa or any revaluation by Corixa of any of its or any of its Subsidiaries' assets, except as required by GAAP or the rules and regulations promulgated by the SEC;

               (e) declaration, setting aside or payment of a dividend or other distribution in respect to the capital stock of Corixa, or any direct or indirect redemption, purchase or other acquisition by Corixa of any of its capital stock;

               (f) sale, lease, license or other disposition of any of the material assets or properties of Corixa or any Subsidiary of Corixa;

               (g) other than in the ordinary course of business, termination or amendment of any material contract, agreement or license (including any distribution agreement) to which Corixa or any Subsidiary of Corixa is a party or by which it is bound;

               (h) waiver or release of any right or claim of Corixa or any Subsidiary, of substantial value, other than in the ordinary course of business;

               (i) material change in pricing or royalties set or charged by Corixa or any Subsidiary of Corixa to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Corixa or any Subsidiary of Corixa;

               (j) event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect on Corixa; or

               (k) agreement by Corixa any Subsidiary or any officer or employee of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (j) (other than negotiations with Coulter and its representatives regarding the transactions contemplated by this Agreement).

         3.9 LITIGATION. Except as disclosed in the Corixa SEC Reports, there is no private or governmental action, suit, proceeding or arbitration (or to the knowledge of Corixa a governmental investigation) pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Corixa, threatened, against Corixa or any Subsidiary of Corixa or any of their respective properties or any of their respective officers or directors (in their capacities as such) which is reasonably likely to result in an injunction or damages payable by Corixa or any Subsidiary of Corixa in excess of $500,000. There is no judgment, decree or order against Corixa or any Subsidiary of Corixa or any of their respective directors or officers (in their capacities as such) that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

         3.10 PERMITS; COMPANY PRODUCTS; REGULATION.

               (a) Each of Corixa and each Subsidiary of Corixa is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Corixa or that Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Corixa Authorizations"), and no suspension or cancellation of any Corixa Authorization is pending or, to the knowledge of Corixa, threatened. Neither Corixa nor any Subsidiary of Corixa is in material default or material violation of, (i) any laws applicable to Corixa or any Subsidiary of Corixa or by which any material property or asset of Corixa or any Subsidiary of Corixa is bound or affected, or
(ii) any Corixa Authorization.

               (b) Except as disclosed in the Corixa SEC Reports filed prior to the date of this Agreement, since January 1, 1998, Corixa has not received any written notices, citations or decisions by any governmental or regulatory body that any material product developed, produced, manufactured, marketed or distributed at any time by Corixa (the "Corixa Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. Corixa and each Subsidiary has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the development, design, manufacture, labeling, testing and inspection of the Corixa Products and the operation of manufacturing facilities promulgated by the FDA. Since January 1, 1998, there have been no recalls, field notifications or seizures ordered or, to the knowledge of Corixa, threatened by any such governmental or regulatory body with respect to any of the Corixa Products. Except as disclosed in the Corixa SEC Reports filed prior to the date of this Agreement, since January 1, 1998, neither Corixa nor any Subsidiary of Corixa has received a warning letter or Section 305 notice from the FDA.

               (c) Corixa has obtained, in all countries where either Corixa or a Subsidiary of Corixa or any corporate partner thereof is marketing the Corixa Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Corixa Products currently marketed by Corixa or any Subsidiary of

Corixa or any corporate partner thereof in such countries. Corixa has made available for examination by Coulter all material information relating to regulation of the Corixa Products, including material licenses, registrations, approvals, permits, device listings, inspections, recalls and product actions, audits and ongoing clinical studies.

               (d) To the knowledge of Corixa, there have been no adverse events in any clinical trials conducted by or on behalf of Corixa of such a nature that would be required to be reported to any applicable regulatory authority that have not been so reported to such authority.

         3.11 TITLE TO PROPERTY.

               (a) Corixa and each Subsidiary has good and marketable title to all of its respective material properties, material interests in properties and material assets, real and personal, reflected in the Corixa Balance Sheet or acquired after the Corixa Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Corixa Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in such leased properties and assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens related to current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing debt that is reflected on the Corixa Balance Sheet. The plants, property and equipment of Corixa and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Corixa and its Subsidiaries are reflected in the Corixa Balance Sheet to the extent GAAP require the same to be reflected. The leases with respect to all material real property leased by Corixa and by each Subsidiary of Corixa are in good standing and are valid and effective in accordance with their respective terms (except as enforcement thereof may be limited by (X) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (Y) the exercise by courts of equity powers), and there is not under any such leases any existing material default or material event of default (or event that with notice or lapse of time, or both, would constitute a material default).

               (b) All material equipment owned or leased by Corixa and its Subsidiaries is, taken as a whole, (i) adequate for the conduct of Corixa's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

         3.12 INTELLECTUAL PROPERTY.

               (a) Corixa and each of its Subsidiaries owns all right, title and interest in and to, or is licensed to use or otherwise possesses the rights under, all Intellectual Property that is used in the business of Corixa or any Subsidiary of Corixa as currently conducted by Corixa or any Subsidiary of Corixa (the "Corixa Intellectual Property").

               (b) Section 3.12 of the Corixa Disclosure Schedule lists (i) all material patents and patent applications and all material registered and unregistered trademarks, trade names and service marks, and registered copyrights and domain names, included in the Corixa Intellectual Property that are owned or purported to be owned by Corixa or any Subsidiary of Corixa, including the jurisdictions in which each such Corixa Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Corixa or any Subsidiary of Corixa is a party and pursuant to which any person is authorized to use any material Corixa Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which Corixa or any Subsidiary of Corixa is a party and pursuant to which Corixa or any Subsidiary of Corixa is authorized to use any third-party patents, trademarks or copyrights, including software (third-party patents, trademarks and copyrights, including software, being used by Corixa or any Subsidiary of Corixa being referred to in this Agreement as "Corixa Third-Party Intellectual Property Rights"). Neither Corixa nor any Subsidiary of Corixa nor, to the knowledge of Corixa, any third party is in material violation of any license, sublicense or agreement described in Section 3.12 of the Corixa Disclosure Schedule. The execution and delivery of this Agreement by Corixa and the consummation by Corixa of the transactions contemplated hereby will neither cause Corixa or any Subsidiary of Corixa to be in material violation or material default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. To the knowledge of Corixa, Corixa is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens), the Corixa Intellectual Property purported to be owned by Corixa, and, subject to any license agreements to which Corixa is a party and pursuant to which Corixa licenses others to use any such Corixa Intellectual Property, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which such Corixa Intellectual Property is being used.

               (c) To the knowledge of Corixa, there is no unauthorized use, disclosure, infringement or misappropriation of any Corixa Intellectual Property rights, including any employee or former employee of Corixa or any Subsidiary of Corixa. Neither Corixa nor any Subsidiary of Corixa has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or agreements for the sale, license or distribution of any Corixa Intellectual Property or products containing Corixa Intellectual Property arising in the ordinary course of business.

               (d) Except as disclosed in Section 3.5 of the Corixa Disclosure Schedule with respect to third party consents, neither Corixa nor any Subsidiary of Corixa is or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Corixa Intellectual Property.

               (e) All patents, registered trademarks, service marks and copyrights held by Corixa or any Subsidiary of Corixa are valid and subsisting and there is no assertion or claim pending challenging the validity of any Corixa Intellectual Property owned by Corixa or a Subsidiary of Corixa. Corixa has is not being sued in any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, nor, to the knowledge of Corixa, is any such suit, action or proceeding being threatened against Corixa or any of its Subsidiaries. Neither the conduct of the business of Corixa and each Subsidiary of Corixa as currently conducted nor the development, manufacture, sale, licensing or use of any of the products of Corixa or any Subsidiary of Corixa as now developed, manufactured, sold, licensed or used infringes on, in any way, any license, trademark, trademark right, trade name, trade name right, valid patent, valid patent right, industrial model, invention, service mark, domain name or copyright of any third party. No third party is challenging the ownership by Corixa or any Subsidiary of Corixa, or the validity or effectiveness of, any of the Corixa Intellectual Property owned by Corixa or a Subsidiary of Corixa. Neither Corixa nor any Subsidiary of Corixa is bringing any action, suit or proceeding for infringement of Corixa Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending or threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Corixa or any Subsidiary of Corixa, except such as may have been commenced by Corixa or any Subsidiary of Corixa.

               (f) Each Corixa Participating Developer (as defined below) has signed an intellectual property assignment agreement that legally, fully and effectively transfers to Corixa any and all right, title and interest which the named Corixa Participating Developer may have or acquire in and to the Corixa Intellectual Property. "Corixa Participating Developer" means any employee or consultant who contributed and/or is contributing to the creation or development of material Corixa Intellectual Property.

               (g) Corixa has taken all commercially reasonable steps to protect and preserve the confidentiality of all Corixa Intellectual Property not otherwise protected by patents, patent applications or copyright ("Corixa Confidential Information"). Each of Corixa and its Subsidiaries has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Corixa's standard forms.

         3.13 ENVIRONMENTAL MATTERS.

               (a) The following terms shall be defined as follows:

                  (i) "Property" shall mean all real property leased or owned by Corixa or its Subsidiaries either currently or in the past.

                  (ii) "Facilities" shall mean all buildings and improvements on the Property of Corixa or its Subsidiaries.

               (b) To the knowledge of Corixa, (i) all Hazardous Materials and wastes used or generated at the Facilities have been disposed of in accordance with all Environmental and Safety Laws; (ii) since January 1, 1998, neither Corixa nor any of its Subsidiaries has received any written notice of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iii) no notices, administrative actions or suits are pending or, to the knowledge of Corixa, threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (iv) to the knowledge of Corixa, neither Corixa nor its Subsidiaries are a potentially responsible party within the meaning of the federal Comprehensive Environmental Response, Compensation and Liability Act, or any state analog statute (including the Comprehensive Environmental Clean-up and Responsibility Act Sections 75-10-701 through 752 MCA); (v) to the knowledge of Corixa, there has not been in the past, and is not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Facilities or Property (including soils and surface and ground waters that reasonably are expected to give rise to liability under Environmental and Safety Laws); (vi) to the knowledge of Corixa, there have not been in the past, and are not now, any underground treatment or storage tanks, sumps or water, gas or oil wells at, on or under the Property; (vii) there are no PCBs deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (viii) with the exception of formaldehyde used by Corixa or its Subsidiaries in the conduct of their research, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (ix) the Facilities and Corixa's and its Subsidiaries uses and activities therein have at all times been in material compliance with all Environmental and Safety Laws; and (x) neither Corixa nor any of its Subsidiaries is liable for any off-site contamination under any Environmental and Safety Laws.

         3.14 TAXES.


               (a) All Returns required to be filed by or on behalf of Corixa or any Subsidiary of Corixa have been duly filed on a timely basis (including any extensions of due dates) and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Corixa or any Subsidiary of Corixa under
Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Corixa or any Subsidiary of Corixa with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Corixa and each Subsidiary of Corixa has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of Corixa or any Subsidiary of Corixa with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Corixa or that Subsidiary of Corixa is contesting in good faith through appropriate proceedings. Neither Corixa nor any Subsidiary of Corixa has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired, other than a group of which Corixa is the parent corporation.

               (b) The amount of Corixa's and any of Corixa's Subsidiaries' liabilities for unpaid Taxes for all periods through the date of the Corixa Financials do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Corixa Financials, and the Corixa Financials properly accrue, in accordance with GAAP, all liabilities for Taxes of Corixa and its Subsidiaries payable after the date of the Corixa Financials attributable to transactions and events occurring prior to such date. No liability for Taxes of Corixa or any Subsidiary of Corixa has been incurred (or prior to Closing will be incurred) between such date and the date of this Agreement other than in the ordinary course of business.

               (c) No audit of the Returns of or including Corixa and its Subsidiaries by a Governmental Entity or taxing authority is in process, or, to the knowledge of Corixa, threatened (either in writing or verbally, formally or informally). No deficiencies exist or are being asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Corixa or any of its Subsidiaries, and, since January 1, 1998, Corixa has not received written notice nor does it expect to receive any such notice that it or any of its Subsidiaries has not filed a Return or paid Taxes required to be filed or paid. Neither Corixa nor any Subsidiary of Corixa is a party to any action or proceeding for assessment or collection of Taxes nor has such event been asserted or threatened (either in writing or verbally)against Corixa, any Subsidiary of Corixa or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Corixa or any Subsidiary of Corixa. There are no Tax rulings, requests for rulings or closing agreements relating to Corixa or any Subsidiary of Corixa that would reasonably be expected to affect the liability for Taxes or the amount of taxable income of Corixa or any Subsidiary of Corixa for any period (or portion of a period) after the date hereof. Corixa and each Subsidiary of Corixa has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of applicable state tax laws. Any adjustment of Taxes of Corixa or any Subsidiary of Corixa made by the Internal Revenue Service (the "IRS") in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

         3.15 EMPLOYEE BENEFIT PLANS.

               (a) "Corixa Employee Plans" means all of the following that are in effect or under which there are remaining obligations of Corixa or any Subsidiary of Corixa as of the date of this Agreement with respect to Corixa, each Subsidiary of Corixa and any trade or business (whether or not incorporated) which is treated as a single employer with Corixa (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a nonofficer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $100,000 and all severance agreements with any of the directors, officers or employees of Corixa or its Subsidiaries (other than, in each case, any such contract or agreement that is terminable by Corixa or any Subsidiary of Corixa at will or without penalty or other adverse consequence),
(iv) all bonus, pension, profit-sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Corixa or any Subsidiary of Corixa and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Corixa or any Subsidiary of Corixa of greater than $500,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Corixa or any Subsidiary of Corixa. Each Corixa Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the IRS for such a determination letter with respect to which the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has expired.

               (b) Each Corixa Employee Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Corixa and each Subsidiary of Corixa or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in material default under or in material violation of, any of the Corixa Employee Plans. Neither Corixa nor any Subsidiary of Corixa or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Corixa Employee Plans. All contributions required to be made by Corixa or any Subsidiary of Corixa or ERISA Affiliate to any Corixa Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Corixa Employee Plan for the current plan years. With respect to each Corixa Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) or any event described in Section 4062, 4063 or 4041 of ERISA has occurred. No Corixa Employee Plan is covered by, and neither Corixa nor any Subsidiary of Corixa or ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of, Title IV of ERISA in connection with the termination of, or an employee's withdrawal from, any Corixa Employee Plan or other retirement plan or arrangement, or under Section 412 of the Code. With respect to each Corixa Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Corixa has prepared in all material respects in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Corixa

Employee Plan. No suit, administrative proceeding, action or other litigation is being brought or, to the knowledge of Corixa, is threatened against, or with respect to, any such Corixa Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Corixa nor any Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in
Section 3(37) of ERISA.

               (c) With respect to each Corixa Employee Plan, Corixa and each Subsidiary has complied in all material respects with (i) the applicable health-care continuation and notice provisions of the COBRA and the proposed regulations thereunder, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, and (iii) the applicable notice requirements under the Health Insurance Portability and Accountability Act of 1996 and the temporary regulations thereunder.

         3.16 EMPLOYEE MATTERS. Corixa and each of its Subsidiaries are in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no material pending claims against Corixa or any of its Subsidiaries under any workers compensation plan or policy or for long-term disability. There is no pending strike, lockout, work slowdown or work stoppage involving Corixa or any of its Subsidiaries and any of their respective employees. Neither Corixa nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Corixa or any of its Subsidiaries know of any activities or proceedings of any labor union or other group to organize any such employees.

         3.17 MATERIAL CONTRACTS. Except as otherwise set forth in the Corixa SEC Reports filed prior to the date of this Agreement, neither Corixa nor any of its Subsidiaries is a party to or is bound by any of the following as of the date of this Agreement:

               (a) any agreement, contract or commitment that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Corixa or any Subsidiary of Corixa, any acquisition of property by Corixa or any Subsidiary of Corixa or the overall conduct of business by Corixa or any Subsidiary of Corixa as currently conducted or as proposed to be conducted by Corixa or by any Subsidiary, or under which Corixa or any Subsidiary of Corixa is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market;

               (b) any agreement, contract or commitment providing for the disposition or acquisition (by license or otherwise) by Corixa or any of its Subsidiaries after the date of this Agreement of any assets not in the ordinary course of business or pursuant to which Corixa has any ownership interest in any corporation, partnership, joint venture or other business enterprise other than its Subsidiaries;

               (c) any joint marketing or development agreement under which Corixa or any of its Subsidiaries have continuing obligations to jointly market any product, technology or service and that may not be canceled without material penalty upon ninety (90) days' or less notice, or any agreement pursuant to which Corixa or any of its Subsidiaries have continuing obligations to jointly develop any intellectual property that will not be owned by Corixa or any of its Subsidiaries and that may not be canceled without material penalty upon ninety (90) days' or less notice;

               (d) any agreement, contract or commitment to license any third party to manufacture or reproduce any Corixa or Subsidiary product, service or technology; or

               (e) any other agreement, contract or commitment that would constitute a "material contract" under Item 601 of Regulation S-K.

         Neither Corixa nor any of its Subsidiaries nor, to the knowledge of Corixa any other party to a Corixa Contract (as defined below) is in material breach, violation or default under, and neither Corixa nor any of its Subsidiaries has received notice that it is in material breach, violation or default under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Corixa or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Corixa Disclosure Schedule pursuant to clauses (a) through (h) above or pursuant to
Section 3.12 (any such agreement, contract or commitment, a "Corixa Contract") in such a manner as would permit any other party to cancel or terminate any such Corixa Contract, or would reasonably be expected to entitle any other party to obtain material damages or other material remedies.

         3.18 INTERESTED PARTY TRANSACTIONS. Neither Corixa nor any Subsidiary of Corixa is indebted to any director, officer, employee or agent of Corixa or any Subsidiary of Corixa (except for amounts due as normal salaries and bonuses and other employee benefits and in reimbursement of ordinary expenses), and no such person is indebted to Corixa or any Subsidiary of Corixa.

         3.19 INSURANCE. Corixa and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Corixa and its Subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Corixa and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Corixa has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

         3.20 COMPLIANCE WITH LAWS. Each of Corixa and its Subsidiaries has complied in all material respects with, is not in material violation of, and, since January 1, 1998, has not received any notices of material violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business or the ownership or operation of its business.

         3.21 MINUTE BOOKS. The minute books of Corixa and each of its Subsidiaries made available to Coulter contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Corixa and the respective Subsidiary through the date of this Agreement.

         3.22 BROKERS' AND FINDERS' FEES. Other than Pacific Growth Equities, Inc. (the "Corixa Financial Advisor"), Corixa has not incurred, nor will it incur, directly or indirectly, any liability for brokers' or finders' fees, agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.23 STATEMENTS; JOINT PROXY STATEMENTS/PROSPECTUS. The information supplied by Corixa for inclusion in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Corixa for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Corixa's stockholders or Coulter's stockholders, respectively, or at the time of the Corixa Stockholders' Meeting or the Coulter Stockholders' Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Corixa Stockholders' Meeting or the Coulter Stockholders' Meeting, respectively, which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Corixa or any of its affiliates, officers or directors should be discovered by Corixa that is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Corixa shall promptly so inform Coulter. Notwithstanding the foregoing, Corixa makes no representation or warranty with respect to any information supplied by Coulter that is contained in any of the foregoing documents.

         3.24 BOARD APPROVAL. The Corixa Board of Directors (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and in the best interests of the stockholders of Corixa and is on terms that are fair to such stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by Corixa and unanimously approved this Agreement and the Merger, and (c) unanimously recommended that the stockholders of Corixa approve the issuance of the shares of Corixa Common Stock in the Merger.

         3.25 OPINION OF FINANCIAL ADVISOR. Corixa has received a written or verbal opinion of the Corixa Financial Advisor on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to Corixa from a financial point of view. Corixa will promptly, after the date of this Agreement, deliver a copy of the written opinion of the Corixa Financial Advisor to Coulter for informational purposes only.

         3.26 VALID ISSUANCE. The Corixa Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, (a) will be validly issued, fully paid and nonassessable and (b) will not be subject to any restrictions on resale under the Securities Act other than restrictions imposed by Rule 145 promulgated under the Securities Act or as provided in the Voting Agreements (as defined below).

         3.27 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Corixa herein or in any Schedule hereto, including the Corixa Disclosure Schedule, or certificate furnished by Corixa pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.


                                  SECTION FOUR

     4. CONDUCT PRIOR TO THE EFFECTIVE TIME.

         4.1 CONDUCT OF BUSINESS OF COULTER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Coulter and each of its Subsidiaries shall, except as contemplated or permitted by the terms of this Agreement, except as provided in Section 4.1 of the Coulter Disclosure Schedule and except to the extent that Corixa shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due, subject to good-faith disputes over such debts or Taxes, pay or perform other obligations when due, subject to good-faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (a) preserve intact its present business organization, (b) keep available the services of its present officers and employees and (c) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Coulter will promptly notify Corixa of any event that it reasonably believes could have a Material Adverse Effect on Coulter or the Surviving Corporation.

         In addition, except as contemplated or permitted by the terms of this Agreement and except as provided in Section 4.1 of the Coulter Disclosure Schedule, without the prior written consent of Corixa (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Coulter shall not do any of the following and shall not permit its Subsidiaries to do, cause or permit any of the following:

               (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted pursuant to any employee, consultant, director or other stock plans, including the Coulter Stock Option Plans, or authorize cash payments in exchange for any options granted under any of such plans;

               (b) Grant any severance or termination pay to any officer or employee, except pursuant to written agreements outstanding or policies existing on the date hereof and as previously disclosed in writing or made available to Corixa, or adopt any new severance plan;

               (c) Transfer or license to any person or otherwise extend, amend or modify in any material respect any rights to, or enter into grants to future patent rights related to, any Coulter Intellectual Property;

               (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than distributions from a Subsidiary to Coulter) or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

               (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Coulter or its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

               (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Coulter Common Stock pursuant to the exercise of Coulter options or stock purchase rights outstanding under the Coulter Equity Plans as of the date of this Agreement, (ii) rights pursuant to the Coulter Rights Agreement, and (iii) the granting of stock options in the ordinary course of business consistent with past hiring and promotion practices, to employees, directors and consultants of or to Coulter or any of its Subsidiaries;

               (g) Cause, permit or propose any amendments to the Certificate of Incorporation, Bylaws or similar organizational documents of Coulter or any of its Subsidiaries;

               (h) Acquire, or propose or agree to acquire, by merging or consolidating with, or by purchasing any material equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or capital stock that is material, individually or in the aggregate, to the business of Coulter or its Subsidiaries or enter into any material joint ventures, strategic partnerships or alliances;

               (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Coulter or its Subsidiaries, except in the ordinary course of business consistent with past practice;

               (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Coulter or its Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary-course trade payables consistent with past practice or
(ii) pursuant to existing credit facilities in the ordinary course of business;

               (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, including the Coulter Stock Option Plans, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or executive officer, or except in the ordinary course of business consistent with past practice, increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of, its directors, officers, employees or consultants, or change in any material respect any management policies or procedures;

               (l) Except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Coulter or any Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

               (m) Enter into any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of Coulter's products or products licensed by Coulter;

               (n) Revalue any of its assets or, except as required by GAAP, make any material change in accounting methods, principles or practices;

               (o) Engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to (i) delay in any material respect the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement, or (ii) increase the likelihood that a Governmental Entity will seek to object to or challenge the consummation of any of the transactions contemplated by this Agreement;

               (p) Fail to make in a timely matter any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

               (q) Make any capital expenditure in excess of $300,000;

               (r) Except in the ordinary course of business, enter into any agreement that provides for payments by Coulter in excess of $300,000;

               (s) Make or change any Tax election, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes, or settle or compromise any Tax liability; or

               (t) Agree in writing to or otherwise take any of the actions described in Clauses (a) through (s) above.

         4.2 CONDUCT OF BUSINESS OF CORIXA. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Corixa and each of its Subsidiaries shall, except as contemplated or permitted by the terms of this Agreement, except as provided in Section 4.2 of the Corixa Disclosure Schedule and except to the extent that Coulter shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due, subject to good-faith disputes over such debts or Taxes, pay or perform other obligations when due, subject to good-faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (a) preserve intact its present business organization, (b) keep available the services of its present officers and employees and (c) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Corixa will promptly notify Coulter of any event that it reasonably believes could have a Material Adverse Effect on Corixa.

         In addition, except as contemplated or permitted by the terms of this Agreement and except as provided in Section 4.2 of the Corixa Disclosure Schedule, without the prior written consent of Coulter (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Corixa shall not do any of the following and shall not permit its subsidiaries to do any of the following:

               (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than distributions from a subsidiary to Corixa) or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

               (b) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Corixa Common Stock pursuant to the exercise of Corixa options or stock purchase rights outstanding under the Corixa Equity Plans as of the date of this Agreement, and (ii) the granting of stock options in the ordinary course of business consistent with past hiring and promotion practices, to employees, directors and consultants of or to Corixa or any of its Subsidiaries;

               (c) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Corixa or its Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary-course trade payables consistent with past practice or
(ii) pursuant to existing credit facilities in the ordinary course of business;

               (d) Engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to (i) delay in any material respect the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement, or (ii) increase the likelihood that a Governmental Entity will seek to object to or challenge the consummation of any of the transactions contemplated by this Agreement;

               (e) Cause, permit or propose any amendments to the Certificate of Incorporation, Bylaws or similar organizational documents of Corixa or any if its Subsidiaries;

               (f) Acquire, or propose or agree to acquire, by merging or consolidating with, or by purchasing any material equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or

               (g) agree in writing or otherwise take any of the actions described in clauses (a) through (f).

                                  SECTION FIVE

     5. ADDITIONAL AGREEMENTS.

         5.1 COMMERCIALLY REASONABLE EFFORTS AND FURTHER ASSURANCES.

               (a) Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby as promptly as practicable after the date hereof and to fulfill and cause to be fulfilled the conditions to closing under this Agreement as promptly as practicable after the date hereof. Each of the parties to this Agreement, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

               (b) Coulter shall give prompt notice to Corixa of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Coulter to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 6.3(a) would not be satisfied, and (ii) the occurrence of a Coulter Material Adverse Drug Development (as defined below); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               (c) Corixa shall give prompt notice to Coulter of any representation or warranty made by it or Merger Sub or contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Corixa or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 6.2(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         5.2 CONSENTS; COOPERATION.

               (a) Each of Corixa, Merger Sub and Coulter shall use its commercially reasonable efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Corixa, Merger Sub or Coulter or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, including those required under the HSR Act, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

               (b) Each of Corixa, Merger Sub and Coulter shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Corixa, Merger Sub and Coulter shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Corixa and Coulter decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Each of Corixa, Merger Sub and Coulter shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

               (c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened, action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or
(ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Corixa or its Subsidiaries to own or operate all or any portion of the businesses or assets of Coulter or its Subsidiaries.

               (d) Each of Corixa and Coulter shall give or cause to be given any required notices to third parties, and use its commercially reasonable efforts to obtain all consents, waivers and approvals from third parties (i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Coulter Disclosure Schedule or the Corixa Disclosure Schedule, or (iii) required to prevent a Material Adverse Effect on Coulter or Corixa from occurring prior or after the Effective Time. In the event that Corixa or Coulter shall fail to obtain any third-party consent, waiver or approval described in this Section 5.2(d), it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect on Corixa and Coulter, their respective subsidiaries and their respective businesses resulting (or that could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval.

               (e) Each of Corixa and Coulter will, and will cause their respective Subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed on such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

         5.3 ACCESS TO INFORMATION.

               (a) Each of Corixa and Coulter shall afford the other and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of its and its subsidiaries' properties, books, contracts, commitments and records and
(ii) all other information concerning the business (including the status of the product development efforts), properties, results of operation and personnel (including information relating to all current and former employees' names, compensation rates, terminations and citizenship and immigration status) of its and its Subsidiaries as Corixa or Coulter, as appropriate, may reasonably request. Each of Corixa and

Coulter agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

               (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, (i) Coulter shall confer with Corixa on a regular and frequent basis to report operational matters of materiality to Coulter and the general status of ongoing operations to Coulter and its Subsidiaries and (ii) Corixa shall confer with Coulter on a regular and frequent basis to report operational matters of materiality to Corixa and the general status of ongoing operations to Corixa and its Subsidiaries

               (c) No information or knowledge obtained by Corixa or Coulter in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty of Coulter or Corixa, respectively, contained herein or the conditions to the obligations of the parties to consummate the Merger. In the event Corixa or Coulter obtains any such information that makes any representation or warranty of the other party contained herein materially untrue such that the conditions set forth in Section
6.2 or 6.3 would not be satisfied, then such party shall so notify the other party.

         5.4 CONFIDENTIALITY. The parties acknowledge that Corixa and Coulter have previously executed a nondisclosure agreement dated as of July 21, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

         5.5 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS. As promptly as practicable after the execution of this Agreement, Coulter and Corixa will prepare and file with the SEC the Joint Proxy Statement/Prospectus and Corixa will file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Coulter and Corixa will respond to any comments of the SEC, and Corixa will use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act, as promptly as practicable after such filing. Each of Coulter and Corixa will cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Coulter and Corixa will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of Coulter and Corixa will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information, and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Coulter and Corixa will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.5(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Coulter or Corixa, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Coulter and Corixa, such amendment or supplement. Subject to
Section 7.1(f), Coulter's obligation to call, give notice of, convene and hold the Coulter Stockholders' Meeting in accordance with this Section 5.5 (a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Coulter of any Coulter Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Coulter Board of Directors with respect to the Merger. Subject to Section 7.1(g), Corixa's obligation to call, give notice of, convene and hold the Corixa Stockholders' Meeting in accordance with this Section 5.5 (a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Corixa of any Corixa Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Corixa Board of Directors with respect to the Merger.

         5.6 MEETING OF COULTER STOCKHOLDERS.

               (a) Promptly after the date hereof, Coulter shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Coulter Stockholders' Meeting to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement. Unless the Coulter Board of Directors shall have withheld, withdrawn, amended or modified in a manner adverse to Corixa its unanimous recommendation in favor of the adoption of this Agreement in accordance with Section 5.6(c), Coulter shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Coulter may adjourn or postpone the Coulter Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Coulter's stockholders in advance of a vote with respect to adoption of this Agreement or, if as of the time for which Coulter Stockholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus ) there are insufficient shares of Coulter Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Coulter Stockholders' Meeting. Coulter shall ensure that the Coulter Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.6(c), that all proxies solicited by Coulter in connection with the Coulter Stockholders' Meeting are solicited, in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements.

               (b) Subject to Section 5.6(c): (i) the Coulter Board of Directors shall unanimously recommend that Coulter's stockholders vote in favor of the adoption of this Agreement at the Coulter Stockholders' Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Coulter Board of Directors has unanimously recommended that Coulter's stockholders vote in favor of the adoption of this Agreement at the

Coulter Stockholders' Meeting; and (iii) neither the Coulter Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Corixa, the unanimous recommendation of the Coulter Board of Directors that Coulter's stockholders vote in favor of the adoption of this Agreement.

               (c) Nothing in this Agreement shall prevent the Coulter Board of Directors from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the adoption of this Agreement if (i) a Coulter Superior Offer is made to Coulter or its stockholders and is not withdrawn, and
(ii) the Coulter Board of Directors or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Coulter Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Coulter Board of Directors or any committee thereof to comply with its fiduciary obligations to Coulter's stockholders under applicable law. For purposes of this Agreement, the term "Coulter Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Coulter pursuant to which the stockholders of Coulter immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction, (2) a sale or other disposition by Coulter of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of fifty percent (50%) of the fair market value of Coulter's business immediately prior to such sale or disposition, or (3) the acquisition by any person (including by way of a tender or exchange offer or issuance by Coulter), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of Coulter, in each case on terms that the Coulter Board of Directors determines, in its judgment consistent with applicable corporate law, after consultation with the Coulter Financial Advisor, is reasonably likely to be financially superior to Coulter's stockholders than the terms of the Merger.

         5.7 NO SOLICITATION.

               (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 7, none of the officers or directors of Coulter will, and Coulter will use its commercially reasonable efforts to cause its and its Subsidiaries' other employees and any investment banker, attorney or other advisor or representative retained by Coulter or any of its Subsidiaries not to, directly or indirectly:
(i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Coulter Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or that may reasonably be expected to lead to, any Coulter Acquisition Proposal, (iii) approve, endorse or recommend any Coulter Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Coulter Acquisition Transaction (as defined below); provided, however, that prior to the adoption of this Agreement by the required vote of Coulter's stockholders, nothing in this Section 5.7(a) or elsewhere in this Agreement shall prohibit Coulter or any of its or its Subsidiaries' officers, directors, employees, investment bankers, attorneys or other advisors or representatives from furnishing nonpublic information regarding Coulter and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions or negotiations with, any person in response to a Coulter Acquisition Proposal made, submitted or announced by such person (and not withdrawn) if (A) neither Coulter nor any representative of Coulter or its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.7(a) in a manner which resulted in the making, submission or announcement of such Coulter Acquisition Proposal, (B) the Coulter Board of Directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Coulter Board of Directors to comply with its fiduciary obligations to Coulter's stockholders under applicable law, (C) prior to furnishing any such nonpublic information to, and as promptly as reasonably practicable after having any discussions or negotiations with, such person, Coulter gives Corixa notice of Coulter's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person and Coulter receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person by or on behalf of Coulter, and (D) contemporaneously with furnishing any such nonpublic information to such person, Coulter furnishes such nonpublic information to Corixa (to the extent such nonpublic information has not been previously furnished by Coulter to Corixa); provided, further, however, that upon compliance with clauses (A) - (D) and in the event that the Coulter Board of Directors determines that such Coulter Acquisition Proposal constitutes a Coulter Superior Offer, the Coulter Board or Directors shall be entitled to approve, endorse or recommend such Coulter Superior Offer, and Coulter shall be entitled to enter into a letter of intent or similar document or any contract, agreement or commitment concerning such Coulter Superior Offer. Coulter and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Coulter Acquisition Proposal. In addition to the foregoing: (1) Coulter shall as promptly as practicable advise Corixa orally and in writing of any request for nonpublic information that Coulter reasonably believes would lead to a Coulter Acquisition Proposal, or any inquiry with respect to, or which Coulter reasonably believes would lead to, any Coulter Acquisition Proposal, and (2) Coulter shall provide Corixa with at least the same notice as provided to the members of the Coulter Board of Directors of any meeting of the Coulter Board of Directors at which the Coulter Board of Directors is reasonably expected to consider a Coulter Acquisition Proposal or Coulter Superior Offer or to approve, endorse or recommend a Coulter Superior Offer to its stockholders.

         For purposes of this Agreement, "Coulter Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Corixa or any of its affiliates) providing for any Coulter Acquisition Transaction. For the purposes of this Agreement, "Coulter Acquisition Transaction" shall mean any transaction or series of related transactions (other than with Corixa or any of its affiliates) involving: (A) any acquisition or purchase from Coulter by any person of more than a twenty percent (20%) interest in the total outstanding voting securities of Coulter or any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than twenty percent (20%) of the total outstanding voting securities of Coulter or any merger, consolidation, business combination or similar transaction involving Coulter pursuant to which the stockholders of Coulter immediately preceding such transaction would hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets representing in excess of fifty percent (50%) of the fair market value of Coulter's business immediately prior to such sale, lease, exchange, transfer, license, acquisition or disposition, or (C) any liquidation or dissolution of Coulter.

               (b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 7, none of the officers or directors of Corixa will, and Corixa will use its commercially reasonable efforts to cause its and its Subsidiaries' other employees and any investment banker, attorney or other advisor or representative retained by Corixa or any of its Subsidiaries not to, directly or indirectly:
(i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Corixa Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or that may reasonably be expected to lead to, any Corixa Acquisition Proposal, (iii) approve, endorse or recommend any Corixa Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Corixa Acquisition Transaction (as defined below); provided, however, that prior to the approval of the issuance of Corixa Common Stock in the Merger by the required vote of Corixa's stockholders, nothing in this Section 5.7(b) or elsewhere in this Agreement shall prohibit Corixa or any of its or its Subsidiaries' officers, directors, employees, investment bankers, attorneys or other advisors or representatives from furnishing nonpublic information regarding Corixa and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions or negotiations with, any person in response to a Corixa Acquisition Proposal made, submitted or announced by such person (and not withdrawn) if (A) neither Corixa nor any representative of Corixa or its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.7(b) in a manner which resulted in the making, submission or announcement of such Corixa Acquisition Proposal, (B) the Corixa Board of Directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Corixa Board of Directors to comply with its fiduciary obligations to Corixa's stockholders under applicable law, (C) prior to furnishing any such nonpublic information to, and as promptly as reasonably practicable after having any discussions or negotiations with, such person, Corixa gives Coulter notice of Corixa's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person and Corixa receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person by or on behalf of Corixa, and (D) contemporaneously with furnishing any such nonpublic information to such person, Corixa furnishes such nonpublic information to Coulter (to the extent such nonpublic information has not been previously furnished by Corixa to Coulter); provided, further, however, that upon compliance with clauses (A) -
(D) and in the event that the Corixa Board of Directors determines that such Corixa Acquisition Proposal constitutes a Corixa Superior Offer, the Corixa Board or

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
Directors shall be entitled to approve, endorse or recommend such Corixa Superior Offer, and Corixa shall be entitled to enter into a letter of intent or similar document or any contract, agreement or commitment concerning such Corixa Superior Offer. Corixa and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Corixa Acquisition Proposal. In addition to the foregoing: (1) Corixa shall as promptly as practicable advise Coulter orally and in writing of any request for nonpublic information that Corixa reasonably believes would lead to a Corixa Acquisition Proposal, or any inquiry with respect to, or which Corixa reasonably believes would lead to, any Corixa Acquisition Proposal, and (2) Corixa shall provide Coulter with at least the same notice as provided to the members of the Corixa Board of Directors of any meeting of the Corixa Board of Directors at which the Corixa Board of Directors is reasonably expected to consider a Corixa Acquisition Proposal or Corixa Superior Offer or to approve, endorse or recommend a Corixa Superior Offer to its stockholders.

         For purposes of this Agreement, "Corixa Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Coulter or any of its affiliates) providing for any Corixa Acquisition Transaction. For the purposes of this Agreement, "Corixa Acquisition Transaction" shall mean any transaction or series of related transactions (other than with Corixa or any of its affiliates) involving: (A) any acquisition or purchase from Corixa by any person of more than a twenty percent (20%) interest in the total outstanding voting securities of Corixa or any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than twenty percent (20%) of the total outstanding voting securities of Corixa or any merger, consolidation, business combination or similar transaction involving Corixa pursuant to which the stockholders of Corixa immediately preceding such transaction would hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets representing in excess of fifty percent (50%) of the fair market value of Corixa's business immediately prior to such sale, lease, exchange, transfer, license, acquisition or disposition, or (C) any liquidation or dissolution of Corixa.

               (c) Nothing contained in this Section 5.7 or elsewhere in this Agreement shall prohibit Corixa or Coulter or their respective Boards of Directors from complying with Rule 14d-9 or 14e-2 under the Exchange Act or from furnishing a copy or excerpts of this Agreement to any person that makes a Corixa Acquisition Proposal or a Coulter Acquisition Proposal, as the case may be, or that makes an inquiry that could lead to a Corixa Acquisition Proposal or a Coulter Acquisition Proposal, as the case may be.

         5.8 MEETING OF CORIXA STOCKHOLDERS.

               (a) Promptly after the date hereof, Corixa shall take all actions necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Corixa Stockholders' Meeting to be held as promptly as practicable. Corixa shall cause Corixa Stockholders' Meeting to be held on the same date and at the same time as the Coulter Stockholders' Meeting. Unless the Corixa Board of Directors shall have withheld,

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
withdrawn, amended or modified in a manner adverse to Coulter its unanimous recommendation in favor of the issuance of the shares of Corixa Common Stock in the Merger in accordance with Section 5.8(c), Corixa shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of the shares of Corixa Common Stock in the Merger and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq and Delaware Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Corixa may adjourn or postpone the Corixa Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Corixa stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Corixa Stockholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus ) there are insufficient shares of Corixa Common Stock or Series A Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Corixa Stockholders' Meeting. Corixa shall ensure that the Corixa Stockholders' Meeting is called, noticed, convened, held and conducted and that all proxies solicited by Corixa in connection with the Corixa Stockholders' Meeting are solicited, in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements.

               (b) Subject to Section 5.8(c): (i) The Corixa Board of Directors shall unanimously recommend that Corixa's stockholders vote in favor the issuance of the shares of Corixa Common Stock in the Merger at the Corixa Stockholders' Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Corixa Board of Directors has unanimously recommended that Corixa's stockholders vote in favor of the issuance of the shares of Corixa Common Stock in the Merger at the Corixa Stockholders' Meeting; and (iii) neither the Corixa Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Coulter, the unanimous recommendation of the Corixa Board of Directors that Corixa's stockholders vote in favor of the issuance of the shares of Corixa Common Stock in the Merger.

               (c) Nothing in this Agreement shall prevent the Corixa Board of Directors from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the issuance of the shares of Corixa Common Stock in the Merger if (i) a Corixa Superior Offer is made to Corixa or its stockholders and is not withdrawn, and (ii) the Corixa Board of Directors or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Corixa Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Corixa Board of Directors or any committee thereof to comply with its fiduciary obligations to Corixa's stockholders under applicable law. For purposes of this Agreement, the term "Corixa Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Corixa pursuant to which the stockholders of Corixa immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction, (2) a sale or other disposition by Corixa of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of fifty percent (50%) of the fair market value of Corixa's business immediately prior to such sale or disposition or (3) the acquisition by any person (including by way of a tender or exchange offer or issuance by Corixa), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of Corixa, in each case on terms that the Corixa Board of Directors determines, in its judgment consistent with applicable corporate law, after consultation with Corixa's financial advisor, is reasonably likely to result in a more favorable transaction to Corixa's stockholders than the terms of the Merger.

         5.9 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Corixa and Coulter shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or nonconfidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby and the occurrence of a Coulter Material Adverse Drug Development, and neither shall issue any such press release or make any such statement or disclosure without the prior written approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with NASD.

         5.10 STATE STATUTES. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, unless the Coulter Board of Directors recommends a Superior Offer in accordance with Section 5.6(c) or
Section 5.7(a), Corixa and its Board of Directors or Coulter and its Board of Directors, as the case may be, shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

         5.11 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Corixa shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares of Corixa Common Stock issuable upon conversion of the Coulter Common Stock in the Merger and upon exercise of the Assumed Options and assumed Purchase Rights.

         5.12 COULTER AFFILIATE AGREEMENTS . Set forth in Section 5.12 of the Coulter Disclosure Schedule is a list of those persons who may be deemed to be, in Coulter's reasonable judgment, affiliates of Coulter within the meaning of Rule 145 promulgated under the Securities Act (each a "Coulter Affiliate"). Coulter will provide Corixa with such information and documents as Corixa reasonably requests for purposes of reviewing such list. Coulter will use its commercially reasonable efforts to deliver or cause to be delivered to Corixa, as promptly as practicable on or immediately following the date hereof, from each Coulter Affiliate an executed Affiliate Agreement in substantially the form of Exhibit B (the "Affiliate Agreement"), which will be in full force and effect as of the Effective Time.

         5.13 INDEMNIFICATION.

               (a) From and after the Effective Time, (i) Corixa will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Coulter pursuant to any indemnification agreements between Coulter and any person who is a director or officer of Coulter or any of its Subsidiaries at any time between the date of this Agreement and the Effective Time (collectively, the "Indemnified Parties") and any indemnification provisions under Coulter's Certificate of Incorporation or Bylaws as in effect on the date hereof and (ii) Corixa will indemnify and hold harmless each of the Indemnified Parties against and from any costs, expenses (including reasonable attorneys' fees), settlement payments, claims, demands, judgments, fines, penalties, losses, damages or liabilities incurred in connection with any claim, suit, action or proceeding that arises from or relates to the Merger or any of the other transactions contemplated by this Agreement. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Coulter as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Coulter, unless such modification is required by law.

               (b) For a period of six (6) years after the Effective Time, Corixa will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are covered by Coulter's directors' and officers' liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of Coulter; provided, however, that in no event will the Surviving Corporation be required to expend in excess of one hundred seventy-five percent (175%) of the annual premium currently paid by Coulter for such coverage (or such coverage as is available for such one hundred seventy-five percent (175%) of such annual premium).

               (c) This Section 5.13 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns and, shall be binding on all successors and assigns of Corixa and the Surviving Corporation. Corixa and the Surviving Corporation jointly and severally agree to pay all fees and expenses, including attorneys' fees, that may be incurred by any Indemnified Party who is the prevailing party in an action seeking to enforce the indemnity and other obligations provided for in this Section 5.13.

         5.14 FILING OF FORM S-8. As soon as practicable (but in no event later than five (5) calendar days) following the Effective Time, Corixa shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Corixa Common Stock subject to Assumed Options and Purchase Rights pursuant to Section 1.6 and any shares of Corixa Common Stock to be issued in respect of the BLA Bonus Shares, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Options or Purchase Rights remain outstanding.

         5.15 EMPLOYMENT MATTERS.


               (a) Corixa agrees that all employees of Coulter who continue employment with Corixa or the Surviving Corporation after the Effective Time (the "Continuing Employees") shall be eligible to (i) continue to participate in the Corixa or Surviving Corporation's health, vacation and other non-equity based employee benefit plans; provided, however, that (A) nothing in this
Section 5.15 or elsewhere in this Agreement shall limit the right of Corixa or the Surviving Corporation to amend or terminate any such health, vacation or other employee benefit plan at any time, and (B) if Corixa or the Surviving Corporation terminates any such health, vacation or other employee benefit plan, then, (1) subject to any necessary transition period, each Continuing Employee (as defined below) who immediately prior to the termination of such plan participated in such plan shall be eligible to participate in Corixa's health, vacation and other non-equity based employee benefit plans, to substantially the same extent as employees of Corixa in similar positions and at similar grade levels, (2) Corixa shall credit each such Continuing Employee's service with Coulter, to the same extent as such service was credited under the similar employee benefit plans of Coulter immediately prior to the Effective Time, for purposes of determining eligibility to participate in and vesting (but not benefit accrual) under, and for purposes of calculating the benefits under, such employee benefit plan of Corixa, and (3) to the extent permitted or required by such employee benefit plan of Corixa and applicable law, Corixa shall waive any pre-existing condition limitations, waiting periods or similar limitations under such employee benefit plan of Corixa and shall provide each such Continuing Employee with credit for any co-payments previously made and any deductibles previously satisfied, and (ii) participate in Corixa's equity-based plans to the same extent as similarly situated employees of Corixa. Nothing in this Section
5.15 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Corixa or the Surviving Corporation and, subject to any other binding agreement between an employee and Corixa or the Surviving Corporation, the employment with each Continuing Employee shall be "at will" employment.

               (b) To the extent applicable, Corixa and Coulter shall each take such reasonable steps as are required to cause the disposition and acquisition of equity securities (including derivative securities) pursuant to Section 1 in connection with the consummation of the Merger by each individual who is an officer or director of Coulter to qualify for exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated under the Exchange Act.

               (c) Prior to the Closing, Coulter shall execute the employment agreements substantially in the forms of Exhibit C.

         5.16 BOARD OF DIRECTORS. On the Closing Date, the Board of Directors of Corixa shall consist of eight persons, four designated by Corixa, one of whom shall be Steven Gillis, and four designated by Coulter, one of whom shall be Michael Bigham (it being understood, however, that Corixa and Coulter may mutually agree on a different number of directors in their discretion). If any person designated as a director pursuant to the preceding sentence is not able to serve as a director of Corixa as of the Closing Date, the party who designated such person shall designate a replacement.

                                   SECTION SIX

     6. CONDITIONS TO THE MERGER.

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

               (a) Stockholder Approval. This Agreement shall have been duly adopted by the requisite vote under applicable law by the stockholders of Coulter, and the issuance of the shares of Corixa Common Stock in the Merger shall have been duly approved by the requisite vote under applicable Nasdaq rules by the stockholders of Corixa.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any U.S. court of competent jurisdiction preventing the consummation of the Merger shall be in effect; nor shall any proceeding brought by a U.S. administrative agency or commission or other U.S. Governmental Entity seeking any of the foregoing (which is reasonably likely to succeed) be pending; nor shall there be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by a U.S. court of competent jurisdiction or U.S. Governmental Entity that makes the consummation of the Merger illegal.

               (c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

               (d) Effectiveness of Registration Statement. The SEC shall have declared the Registration Statement effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

               (e) Nasdaq Listing. The shares of Corixa Common Stock to be issued in the Merger and upon exercise of the Assumed Options and assumed Purchase Rights shall have been approved for listing with Nasdaq, subject to official notice of issuance.

               (f) Tax Opinion. Corixa and Coulter shall have received written opinions of Corixa's legal counsel and Coulter's legal counsel, respectively, dated on or about the date of, and referred to in, the Joint Proxy Statement/Prospectus as first mailed to stockholders of each of Corixa and Coulter to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and such opinions shall not have been withdrawn; provided, however, that if counsel to either Corixa or Coulter does not render such opinion or renders and withdraws such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party and does not withdraw such opinion. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Corixa and Coulter.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COULTER. The obligations of Coulter to consummate and effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived in writing by Coulter:

               (a) Representations, Warranties and Covenants. (i) The representations and warranties of Corixa and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Corixa and Merger Sub (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (A) all "Material Adverse Effect" qualifications, but not any other materiality qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Corixa Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded) and (ii) Corixa and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Corixa and Merger Sub as of the Effective Time.

               (b) Compliance Certificate of Corixa. Coulter shall have been provided with a certificate executed on behalf of Corixa by its Chairman and Chief Executive Officer, its President and Chief Operating Officer or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.1(a) with respect to Corixa and in Section 6.2(a) has been satisfied.

               (c) Board of Directors. Corixa shall have taken such action as may required so that, upon the Effective Time, the persons who are designated to become directors of Corixa in accordance with Section 5.16 shall become directors of Corixa.

         6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CORIXA AND MERGER SUB. The obligations of Corixa to consummate the Merger and effect the other transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Effective Time of each of the following, any of which may be waived in writing by Corixa:

               (a) Representations, Warranties and Covenants. (i) The representations and warranties of Coulter contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Coulter (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (A) all "Material Adverse Effect" qualifications, but not any other materiality qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Coulter Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded) and (ii) Coulter shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Coulter as of the Effective Time.

               (b) Compliance Certificate of Coulter. Corixa shall have been provided with a certificate executed on behalf of Coulter by its President and Chief Executive Officer or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.1(a) and with respect to Coulter and in Section 6.3(a) has been satisfied.

               (c) Affiliate Agreements. Corixa shall have received from each of the Coulter Affiliates an executed Affiliate Agreement.

                                  SECTION SEVEN

      7. TERMINATION, AMENDMENT AND WAIVER.

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Coulter or of Corixa:

               (a) by mutual written consent duly authorized by the Boards of Directors of Corixa and of Coulter;

               (b) by either Coulter or Corixa if the Merger shall not have been consummated by December 31, 2000 (or January 31, 2001 in the event that the SEC has notified the parties that the Joint Proxy Statement/Prospectus will be reviewed by the SEC for any reason); provided, however, that (i) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and (ii) if (A) Corixa shall have a right to terminate this Agreement pursuant to Section 7.1(j); (B) Corixa shall not have terminated this Agreement pursuant to Section 7.1(j); (C) the Corixa Stockholders' Meeting shall not have been held and completed on or before December 31, 2000 or January 31, 2001, as the case may be; and (D) Coulter shall request that Corixa agree to extend the date referred to in this
Section 7.1(b) to a date determined by Coulter (it being understood that such new date shall not be later than the date on which the Corixa Stockholders' Meeting shall be held and completed), then Corixa shall agree to such an extension.

               (c) by either Coulter or Corixa if a U.S. Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

               (d) by either Coulter or Corixa if (i) the Coulter Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and (ii) the required approval of the stockholders of Coulter contemplated in this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Coulter Stockholders' Meeting, or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Coulter where the failure to obtain stockholder approval of Coulter shall have been caused by the action or failure to act of Coulter and such action or failure to act constitutes a breach by Coulter of this Agreement;

               (e) by either Coulter or Corixa if (i) the Corixa Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and (ii) the required approval of the stockholders of Corixa contemplated in this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Corixa Stockholders' Meeting, or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Corixa where the failure to obtain stockholder approval of Corixa shall have been caused by the action or failure to act of Corixa and such action or failure to act constitutes a breach by Corixa of this Agreement;

               (f) by either Corixa or Coulter (at any time prior to the adoption of this Agreement by the required vote of Coulter's stockholders) if a Coulter Triggering Event (as defined below) shall have occurred;

               (g) by either Corixa or Coulter (at any time prior to the approval of the issuance of the shares of Corixa Common Stock in the Merger by the required vote of Corixa's stockholders) if a Corixa Triggering Event (as defined below) shall have occurred;

               (h) by Corixa (at any time prior to the adoption of this Agreement by the required vote of Coulter's stockholders) if a Corixa Termination Event (as defined below) shall have occurred;

               (i) by Coulter (at any time prior to the approval of the issuance of shares of Corixa Common Stock in the Merger by the required vote of Corixa's stockholders) if a Coulter Termination Event (as defined below) shall have occurred;

               (j) by Corixa on or before the tenth day following the date on which Corixa becomes aware that a Coulter Material Adverse Drug Development shall have occurred;

               (k) by Coulter, upon a breach of any representation, warranty, covenant or agreement on the part of Corixa set forth in this Agreement or if any representation or warranty of Corixa shall have become untrue, in either case such that any condition set forth in Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Corixa's representations and warranties or breach by Corixa is curable by Corixa through the exercise of its commercially reasonable efforts, then Coulter may not terminate this Agreement under this Section 7.1(k) for thirty (30) days after delivery of written notice from Coulter to Corixa of such breach; provided further, however, that Corixa continues to exercise commercially reasonable efforts to cure such breach (it being understood that Coulter may not terminate this Agreement pursuant to this Section 7.1(k) if it shall have materially breached this Agreement or if such breach by Corixa is cured during such thirty (30) day period);

               (l) by Corixa, upon a breach of any representation, warranty, covenant or agreement on the part of Coulter set forth in this Agreement or if any representation or warranty of Coulter shall have become untrue, in either case such that any condition set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Coulter's representations and warranties or breach by Coulter is curable by Coulter through the exercise of its commercially reasonable efforts, then Corixa may not terminate this Agreement under this Section 7.1(l) for thirty (30) days after delivery of written notice from Corixa to Coulter of such breach; provided further, however, that Coulter continues to exercise commercially reasonable efforts to cure such breach (it being understood that Corixa may not terminate this Agreement pursuant to this Section 7.1(l) if it shall have materially breached this Agreement or if such breach by Coulter is cured during such thirty
(30) day period); or

               (m) by Coulter, during the period beginning on the third trading day immediately preceding the date scheduled for the Coulter Stockholders' Meeting and ending on the day immediately preceding the date scheduled for the Coulter Stockholders' Meeting, if: (i) the average of the last reported sales prices of the Corixa Common Stock for the ten (10) consecutive trading days ending on (and including) the fourth trading day immediately preceding the date scheduled for the Coulter Stockholders' Meeting (the "Corixa Average Stock Price") is less than $30.00, and (ii) if there has been a decline in the Nasdaq Biotech Index (IXBT) (when comparing the Nasdaq Biotech Index at the close of the regular session of The Nasdaq National Market on October 13, 2000 (i.e., 1159.75) to the Nasdaq Biotech Index at the close of the regular session of The Nasdaq National Market on the fourth trading day immediately preceding the date scheduled for the Coulter Stockholders' Meeting), the Corixa Average Stock Price has declined from $44.19 by a percentage that exceeds the sum of (A) the percentage decline in the Nasdaq Biotech Index (when comparing the Nasdaq Biotech Index at the close of the regular session of The Nasdaq National Market on October 13, 2000 (i.e., 1159.75) to the Nasdaq Biotech Index at the close of the regular session of The Nasdaq National Market on the fourth trading day immediately preceding the date scheduled for the Coulter Stockholders' Meeting), and (B) 25%.

         For the purposes of this Agreement, (i) a "Corixa Termination Event" shall be deemed to have occurred if Coulter shall have breached in any material respect its obligations under Section 5.6, and (ii) a "Coulter Termination Event" shall be deemed to have occurred if Corixa shall have breached in any material respect its obligations under Section 5.8.

         For the purposes of this Agreement, a "Coulter Triggering Event" shall be deemed to have occurred if: (i) the Coulter Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Corixa its unanimous recommendation in favor of the adoption of this Agreement, (ii) Coulter shall have failed to include in the Joint Proxy Statement/Prospectus the unanimous recommendation of the Coulter Board of Directors in favor of the adoption of this Agreement, (iii) the Coulter Board of Directors fails to reaffirm its unanimous recommendation in favor of the adoption of this Agreement within seven (7) calendar days after Corixa requests in writing that such recommendation be reaffirmed at any time following the public announcement of any Coulter Acquisition Proposal, (iv) the Coulter Board of Directors or any committee thereof shall have approved, endorsed or publicly recommended any Coulter Superior Offer, (v) Coulter shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Coulter Superior Offer, or (vi) a tender or exchange offer relating to securities of Coulter shall have been commenced by a person unaffiliated with Corixa, and Coulter shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Coulter recommends rejection of such tender or exchange offer.

         For the purposes of this Agreement, a "Corixa Triggering Event" shall be deemed to have occurred if: (i) the Corixa Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Coulter its unanimous recommendation in favor of the issuance of the shares of Corixa Common Stock in the Merger, (ii) Corixa shall have failed to include in the Joint Proxy Statement/Prospectus the unanimous recommendation of the Corixa Board of Directors in favor of the issuance of the shares of Corixa Common Stock in the Merger, (iii) the Corixa Board of Directors fails to reaffirm its unanimous recommendation in favor of the issuance of the shares of Corixa Common Stock in the Merger within seven (7) calendar days after Coulter requests in writing that such recommendation be reaffirmed at any time following the public announcement of any Corixa Acquisition Proposal, (iv) the Corixa Board of Directors or any committee thereof shall have approved, endorsed or publicly recommended any Corixa Superior Offer, (v) Corixa shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Corixa Superior Offer, or (vi) a tender or exchange offer relating to securities of Corixa shall have been commenced by a person unaffiliated with Coulter, and Corixa shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Corixa recommends rejection of such tender or exchange offer.

         For the purposes of this Agreement, a "Coulter Material Adverse Drug Development" shall be deemed to have occurred if, after the date of this Agreement, Coulter shall have received from the FDA a refusal to file letter with respect to the Biologics License Application regarding Bexxar resubmitted by Coulter with the FDA on September 18, 2000.

         7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Section 8, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         7.3 FEES AND EXPENSES.

               (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated; provided, however, that Corixa shall pay all fees and expenses, other than attorneys', accountants' and fairness opinion fees and expenses of Coulter, incurred in relation to the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto, the listing of shares of Corixa Common Stock contemplated under Section 5.11, and the filing of a registration statement on Form S-8 (or any successor or other appropriate form) contemplated under Section 5.14. Coulter shall use its reasonable efforts to keep the legal and accounting fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby below $1,000,000.

               (b) Coulter Payments.

                  (i) In the event that this Agreement is terminated by Corixa or Coulter, as applicable, pursuant to Section 7.1(d), Coulter shall make a nonrefundable cash payment to Corixa, in immediately available funds and at the time specified in the next sentence, in an amount equal to the sum of (A) the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Corixa in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, and (B) Ten Million Dollars ($10,000,000). In the case of termination of this Agreement by Coulter pursuant to Section 7.1(d), any nonrefundable payment required to be made pursuant to this clause "(i)" shall be made by Coulter prior to the time of such termination; and in the case of termination of this Agreement by Corixa pursuant to Section 7.1(d), any nonrefundable payment required to be made pursuant to this clause "(i)" shall be made by Coulter within two business days after such termination.

                  (ii) In the event that this Agreement is terminated by Corixa or Coulter pursuant to Section 7.1(f) or by Corixa pursuant to Section 7.1(h), Coulter shall make a nonrefundable cash payment to Corixa, in immediately available funds and at the time specified in the next sentence, in an amount equal to Thirty Million Dollars ($30,000,000). In the case of termination of this Agreement by Coulter pursuant to Section 7.1(f), any nonrefundable payment required to be made pursuant to this clause "(ii)" shall be made by Coulter prior to the time of such termination; and in the case of termination of this Agreement by Corixa pursuant to Section 7.1(f) or Section 7.1(h), any nonrefundable payment required to be made pursuant to this clause "(ii)" shall be made by Coulter within two business days after such termination.

                  (iii) In the event that this Agreement is terminated by Coulter pursuant to Section 7.1(m), Coulter shall make a nonrefundable cash payment to Corixa, in immediately available funds and at the time specified in the next sentence, in an amount equal to $2,000,000. Any nonrefundable payment required to be made pursuant to this clause "(iii)" shall be made by Coulter within two business days after such termination.

                  (iv) Coulter acknowledges and agrees that the agreement contained in this Section 7.3(b) is an integral part of the transactions contemplated in this Agreement, and that, without this agreement, Corixa would not enter into this Agreement; accordingly, if Coulter fails promptly to pay the amounts due pursuant to this Section 7.3(b), then (i) Coulter shall reimburse Corixa for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Corixa of its rights under this Section 7.3(b), and (ii) Coulter shall pay to Corixa interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Corixa in full) at a rate per annum equal to the "prime rate" (as announced by The Chase Manhattan Bank or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

               (c) Corixa Payments.


                  (i) In the event that this Agreement is terminated by Corixa or Coulter, as applicable, pursuant to Section 7.1(e), Corixa shall make a nonrefundable cash payment to Coulter, in immediately available funds and at the time specified in the next sentence, in an amount equal to the sum of (A) the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Coulter in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, and (B) Ten Million Dollars ($10,000,000). In the case of termination of this Agreement by Corixa pursuant to Section 7.1(e), any nonrefundable payment required to be made pursuant to this clause "(i)" shall be made by Corixa prior to the time of such termination; and in the case of termination of this Agreement by Coulter pursuant to Section 7.1(e), any nonrefundable payment required to be made pursuant to this clause "(i)" shall be made by Corixa within two business days after such termination.

                  (ii) In the event that this Agreement is terminated by Corixa or Coulter pursuant to Section 7.1(g) or by Coulter pursuant to Section 7.1(i), Corixa shall make a nonrefundable cash payment to Coulter, in immediately available funds and at the time specified in the next sentence, in an amount equal to Thirty Million Dollars ($30,000,000). In the case of termination of this Agreement by Corixa pursuant to Section 7.1(g), any nonrefundable payment required to be made pursuant to this clause "(ii)" shall be made by Corixa prior to the time of such termination; and in the case of termination of this Agreement by Coulter pursuant to Section 7.1(g) or Section 7.1(i), any nonrefundable payment required to be made pursuant to this clause "(ii)" shall be made by Corixa within two business days after such termination.

                  (iii) In the event that this Agreement is terminated by Corixa pursuant to Section 7.1(j), contemporaneously with such termination, Corixa shall make a $15,000,000 loan to Coulter, on the terms set forth in the promissory note attached to this Agreement as Exhibit D (it being understood that (A) the termination pursuant to Section 7.1(j) shall not be effective until the $15,000,000 loan, in immediately available funds, has been provided to Coulter by Corixa, and (B) Corixa's right to terminate this Agreement pursuant to Section 7.1(j) shall cease if the $15,000,000 loan, in immediately available funds, has not been provided to Coulter on or before the tenth day following the date on which Corixa becomes aware that a Coulter Material Adverse Drug Development shall have occurred).

                  (iv) Corixa acknowledges and agrees that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Coulter would not enter into this Agreement; accordingly, if Corixa fails promptly to pay the amounts due pursuant to this Section 7.3(c), then (i) Corixa shall reimburse Coulter for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Coulter of its rights under this Section 7.3(c), and (ii) Corixa shall pay to Coulter interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Coulter in full) at a rate per annum equal to the "prime rate" (as announced by The Chase Manhattan Bank or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

               (d) Payment Not in Lieu of Damages. Payment of the fees described in Section 7.3 shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

         7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Corixa and Coulter.

         7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  SECTION EIGHT

      8. GENERAL PROVISIONS.

         8.1 NO SURVIVAL OF REPRESENTATIONS, WARRANTIES, PRE-CLOSING COVENANTS. None of the representations, warranties and pre-closing covenants set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

         8.2 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice:

                   (a)      if to Corixa, to:

                            1124 Columbia Street, Suite 200
                            Seattle, Washington 98104
                            Attention:  General Counsel
                            Facsimile No.:  (206) 754-5994
                            Telephone No.:  (206) 754-5711

                            with a copy to:

                            Orrick, Herrington & Sutcliffe LLP
                            701 Fifth Avenue, Suite 6500
                            Seattle, Washington 98104
                            Attention:  Stephen M. Graham
                            Facsimile No.:  (206) 839-4301
                            Telephone No.:  (206) 839-4300

                   (b)      if to Coulter, to:

                            600 Gateway Boulevard
                            South San Francisco, California 94080
                            Attention: Chief Executive Officer, President Facsimile No.: (660) 553-2000
                            Telephone No.:  (660) 553-2028
                            with a copy to:

                            Cooley Godward LLP
                            3000 El Camino Real
                            5 Palo Alto Square
                            Palo Alto, California 94306
                            Attention:  James Kitch and Keith Flaum
                            Facsimile No.:  (650) 849-7400
                            Telephone No.:  (650) 843-5000

         8.3 INTERPRETATION.

               (a) When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.

               (b) Any reference to a party's "knowledge" or "Knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

               (c) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

               (d) The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

               (e) Any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to be materially adverse to the financial condition, business or results of operations of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement in any material manner; provided, however, that (a) "Material Adverse Effect" shall not include changes in the trading price of such entity's common stock; and (b) none of the following shall be deemed to constitute a "Material Adverse Effect" with respect to such entity and none of the following shall be taken into account in determining whether a "Material Adverse Effect" with respect to such entity shall have occurred or shall reasonably be expected to occur: (i) any effect relating to the announcement or pendency of the Merger (including any disruption in supplier, partner or similar relationships or any loss of employees) or (ii) any effect relating to compliance with the terms of, or the taking of any action required by, this Agreement or the taking of any action consented to by the other parties hereto.

               (f) The phrases "the date of this Agreement" and "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 15, 2000.

               (g) The term "person" as used in this Agreement shall be construed broadly to include any individual, entity, "group" (within the meaning of Rule 13d-3 under the Exchange Act) or Governmental Entity.

               (h) For purposes of this Agreement, an entity shall be deemed to be a "Subsidiary" of another person if such person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such person to elect at least a majority of the members of such entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such entity.

               (i) All references in this Agreement to "unanimous" with respect to board of director approval, board of director recommendations and similar matters are understood in the context of the fact that Arnold Oronsky did not and will not vote as a director (on behalf of Coulter or Corixa) with respect to board of director matters relating to this Agreement or the transactions contemplated hereby.

               (j) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         8.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Coulter Disclosure Schedule and the Corixa Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         8.6 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith in order to maintain the economic position enjoyed by each party as close as possible to that in the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

         8.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         8.8 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of New Castle County, Delaware. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

         8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.10 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this
Section 8.10 shall be binding upon the parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, Coulter, Corixa and Merger Sub have executed this Agreement as of the date first written above.

                                COULTER PHARMACEUTICAL, INC.



                                 By:    /s/ Michael Bigham
                                        ---------------------------------------
                                 Name:  Michael Bigham
                                 Title:   President and Chief Executive Officer

                                 Address: 600 Gateway Boulevard
                                          South San Francisco, California 94080



                                 CORIXA CORPORATION



                                 By:   /s/ Steven Gillis, Ph.D.
                                       --------------------------------------
                                 Name: Steven Gillis, Ph.D.
                                 Title:     Chairman and Chief Executive Officer

                                 Address:   1124 Columbia Street, Suite 200
                                            Seattle, Washington 98104




                                CLEARWATER ACQUISITIONS CORPORATION



                                By:      /s/ Michelle Burris
                                         --------------------------------------
                                Name: Michelle Burris
                                Title:     Vice President and
                                           Chief Financial Officer

                                Address:   1124 Columbia Street, Suite 200
                                           Seattle, Washington 98104

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER